Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

LICENSE AGREEMENT

by and among

JOUNCE THERAPEUTICS, INC.,

CELGENE CORPORATION,

and

CELGENE RIVOT LLC

dated as of July 22, 2019

Page

ARTICLE 1 DEFINITIONS	1

ARTICLE 2 DEVELOPMENT	15

2.1	General 15

2.2	Development Diligence 16

2.3	Development Updates 16

ARTICLE 3 REGULATORY	16

3.1	Regulatory Matters 16

3.2	Regulatory Materials 16

3.3	Right of Reference; Access to Data 17

ARTICLE 4 COMMERCIALIZATION	17

4.1	General 17

4.2	Diligence 17

ARTICLE 5 MANUFACTURING	17

5.1	General 17

ARTICLE 6 TRANSITION	17

6.1	Assistance 17

6.2	Materials Transfer 18

6.3	Manufacturing Technology Transfer 18

6.4	Jounce Development and Manufacturing Agreements 19

6.5	Transition Plan 20

ARTICLE 7 FINANCIAL TERMS	20

7.1	Upfront Payment 20

7.2	Milestones 20

7.3	Sales Milestones 21

7.4	Royalties 21

i

(continued)
Page

7.5	Payments on Licensed Products other than the Initial Licensed Product 24

7.6	Additional Payment Terms 24

7.7	Records; Audit Rights 24

7.8	Jounce Upstream License Agreements and Jounce Development and Manufacturing Agreements 25

7.9	Additional Provisions 25

ARTICLE 8 LICENSE; NON-COMPETE	26

8.1	License to Celgene 26

8.2	Sublicensing; Subcontracting 26

8.3	Rights Retained by the Parties 26

8.4	No Implied Licenses 26

8.5	Jounce Upstream License Agreements 26

8.6	Non-Compete 27

ARTICLE 9 INTELLECTUAL PROPERTY	28

9.1	Ownership of Inventions 28

9.2	Prosecution and Maintenance 28

9.3	Enforcement 28

9.4	Defense 29

9.5	Recovery 29

9.6	Trademarks 29

9.7	Patent Extensions 29

9.8	Purple Book Listings 29

ARTICLE 10 [INTENTIONALLY OMITTED]	30

ARTICLE 11 CONFIDENTIALITY	30

11.1	Nondisclosure 30

11.2	Exceptions 30

(continued)
Page

11.3	Authorized Disclosure and Use 31

11.4	Terms of this Agreement 32

11.5	Securities Filings; Disclosure under Applicable Law 32

11.6	Press Releases; Publications; Public Statements 32

11.7	Use of Names 33

11.8	Clinical Trials Registry 33

ARTICLE 12 REPRESENTATIONS AND WARRANTIES; COVENANTS	33

12.1	Representations and Warranties of Each Party 33

12.2	Representations and Warranties of Jounce 34

12.3	Covenants 37

12.4	Disclaimer 38

ARTICLE 13 INDEMNIFICATION; INSURANCE	38

13.1	Indemnification by Celgene 38

13.2	Indemnification by Jounce 39

13.3	Procedure 39

13.4	Insurance 40

13.5	LIMITATION OF LIABILITY 40

ARTICLE 14 TERM AND TERMINATION	40

14.1	Term; Expiration 40

14.2	Termination for Material Breach 41

14.3	Termination at Will 42

14.4	Termination for Bankruptcy 42

14.5	Effects of Termination 42

14.6	Certain Additional Remedies of Celgene in Lieu of Termination 44

14.7	Surviving Provisions 44

(continued)
Page

14.8	Milestone Payments 45

ARTICLE 15 MISCELLANEOUS	45

15.1	Severability 45

15.2	Notices 45

15.3	Force Majeure 46

15.4	Assignment 46

15.5	Waivers and Modifications 47

15.6	WAIVER OF JURY TRIAL 48

15.7	Choice of Law; Dispute Resolution; Jurisdiction 48

15.8	Relationship of the Parties 49

15.9	Fees and Expenses 49

15.10	Third Party Beneficiaries 49

15.11	Entire Agreement 49

15.12	Counterparts 49

15.13	Equitable Relief; Cumulative Remedies 50

15.14	Interpretation 50

15.15	Further Assurances 51

15.16	Extension to Affiliates 51

15.17	Celgene Parties 51

SCHEDULES

Schedule 1.71(a):    Jounce JTX-8064-Only Development and Manufacturing Agreements
Schedule 1.71(b):    Jounce General Development and Manufacturing Agreements
Schedule 1.77:    Jounce Patents
Schedule 1.78:    Jounce Upstream License Agreements
Schedule 1.80:    Knowledge
Schedule [***]:        [***]
Schedule [***]:        [***]
Schedule 1.130:        Transition Plan
Schedule 6.4.2:        Pre-Approved Third Party Transition Activities

(continued)
Page

Schedule 11.6.1:    Form of Press Release
Schedule 12.2:        Exceptions to Representations and Warranties of Jounce

v

LICENSE AGREEMENT
This LICENSE AGREEMENT (this “Agreement”) is entered into as of July 22, 2019 (the “Effective Date”) by and among Jounce Therapeutics, Inc., a Delaware corporation (“Jounce”), Celgene Corporation, a Delaware corporation (“Celgene Corp.”), with respect to all rights and obligations under this Agreement in the United States, and Celgene RIVOT LLC, a Delaware limited liability company (“Celgene RIVOT”), with respect to all rights and obligations under this Agreement outside of the United States (Celgene Corp. and Celgene RIVOT, collectively, “Celgene”). Jounce and Celgene are each referred to herein by name or as a “Party” or, collectively, as the “Parties.”
RECITALS
WHEREAS, Jounce and Celgene are parties to that certain Master Research and Collaboration Agreement, entered into and effective as of July 18, 2016 (the “MRCA”);
WHEREAS, the Parties desire to terminate the MRCA pursuant to the Termination Agreement (as defined below); and
WHEREAS, the Parties desire to enter into this Agreement, pursuant to which Celgene wishes to obtain, and Jounce wishes to grant, a license under the Jounce IP with respect to Licensed Compounds and Licensed Products in the Field in Territory (each, as defined below) on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below.
1.1    “Accounting Standards” means: (a) United States Generally Accepted Accounting Principles (“GAAP”); or (b) to the extent that a Party adopts International Financial Reporting Standards (“IFRS”), IFRS, in either case, consistently applied.
1.2    “Acquiring Person” means, collectively, the Person referenced in the definition of Change of Control and such Person’s Affiliates, other than the applicable Party in the definition of Change of Control and such Party’s Affiliates, determined immediately prior to the closing of such Change of Control.
1.3    “Affiliate” means any Person which, directly or indirectly through one (1) or more intermediaries, controls, is controlled by, or is under common control with a Party. For purposes of this Section 1.3 only, the term “control” (including, with correlative meanings, the terms “controlled by” and

“under common control with”) as used with respect to a Person means: (a) direct or indirect ownership of fifty percent (50%) or more of the voting securities or other voting interest of any Person (including attribution from related parties); or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such Person, whether through ownership of voting securities, by contract, as a general partner, as a manager, or otherwise.
1.4    “Agreement” has the meaning set forth in the Preamble.
1.5    “Annual Net Sales” means, on an Initial Licensed Product-by-Initial Licensed Product basis, total Net Sales by Selling Parties in the Territory of such Initial Licensed Product in a particular Calendar Year, calculated in accordance with Accounting Standards.
1.6    “Applicable Law” means all applicable laws, statutes, rules, regulations, orders, judgments, or ordinances having the effect of law of any national, multinational, federal, state, provincial, county, city, or other political subdivision, including, to the extent applicable, GCP, GLP, and GMP, as well as all applicable data protection and privacy laws, rules, and regulations, including, to the extent applicable, the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act and the Health Information Technology for Economic and Clinical Health Act and the EU Data Protection Directive (Council Directive 95/46/EC) and applicable laws implementing the EU Data Protection Directive and the General Data Protection Regulation (2016/679).
1.7    “Auditor” has the meaning set forth in Section 7.7.2.
1.8    “Biologic” means, with respect to LILRB2: (a) a [***], or [***] in any form, including [***] or [***], including a [***] (provided, that the amino acid sequence of the portion of LILRB2 [***] that is included in such variant is equal or greater than [***] percent ([***]%) identical to the amino acid sequence of LILRB2 [***]), that [***] or sequence variant thereof; or (b) a [***] comprising a nucleotide sequence (RNA or DNA) that encodes any [***], or [***] described in sub-clause (a) which, in the case of any such [***], or [***] described in sub-clause (a) or sub-clause (b), may or may not be fused or otherwise linked to one (1) or more [***] that are not LILRB2 in order to increase the half-life of such [***] [***], or [***], including an [***] or a fragment thereof, [***] or a fragment thereof, or [***]. The Parties agree that a [***] shall not be a Biologic.
1.9    “Biomarker” means a parameter or characteristic in a patient or Patient Sample, the measurement of which is useful for: (a) purposes of selecting appropriate therapies or patient populations or monitoring therapies for such patient; or (b) predicting the outcome of a particular treatment of such patient.
1.10    “Biosimilar Product” means, with respect to an Initial Licensed Product, a biological product: (a) that contains (i) an identical active ingredient(s) as the Licensed Compound in such Licensed Product, or (ii) a “highly similar” active ingredient(s) to the Licensed Compound in such Initial Licensed Product, as the phrase “highly similar” is used in 42 U.S.C. § 262(i)(2), and subject to the factors set forth in FDA’s Guidance for Industry, “Quality Considerations in Demonstrating Biosimilarity to a Reference Protein Product,” (February 2012), at Section VI, or any successor FDA guidance thereto; (b) for which Regulatory Approval is obtained by referencing Regulatory Materials of such Initial Licensed Product; (c)

is approved for use in such country (or region) pursuant to a Regulatory Approval process governing approval of interchangeable or biosimilar biologics as described in 42 U.S.C. § 262, or a similar process for Regulatory Approval in any country (or region) outside the United States, or any other similar provision that comes into force, or is the subject of a notice with respect to such Initial Licensed Product under 42 U.S.C. § 262(l)(2) or any other similar provision that comes into force in such country (or region); and (d) is sold in the same country as such Initial Licensed Product by any Third Party that is not a Sublicensee of Celgene or its Affiliates with respect to the Jounce IP and Joint IP and did not purchase such product in a chain of distribution that included any Selling Party.
1.11    “BLA” means a Biologics License Application filed with the FDA in the United States, as defined in Title 21 of the U.S. Code of Federal Regulations, Section 601.2 et seq., or any non-U.S. counterpart of the foregoing.
1.12    “BPCIA” means Biologics Price Competition and Innovation Act of 2009.
1.13    “Business Day” means a day on which banking institutions in New York City, New York, are open for business, excluding any Saturday or Sunday.
1.14    “Calendar Quarter” means each of the three (3) month periods ending March 31, June 30, September 30, and December 31; provided, that: (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete such three (3)-month period thereafter; and (b) the final Calendar Quarter of the Term shall end on the last day of the Term.
1.15    “Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and thereafter each successive period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31; provided, that the final Calendar Year of the Term shall end on the last day of the Term.
1.16    “Celgene” has the meaning set forth in the Preamble.
1.17    “Celgene Corp.” has the meaning set forth in the Preamble.
1.18    “Celgene Indemnitees” has the meaning set forth in Section 13.2.
1.19    “Celgene RIVOT” has the meaning set forth in the Preamble.
1.20    “Change of Control” means, with respect to a Party, the occurrence of any of the following events from and after the Effective Date: (a) any Person or group of Persons becomes the beneficial owner (directly or indirectly) of more than fifty percent (50%) of the voting shares of such Party; (b) such Party consolidates with or merges into or with another Person pursuant to a transaction in which more than fifty percent (50%) of the voting shares of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders of the outstanding voting shares of Jounce immediately preceding such consolidation or merger; or (c) such Party sells or transfers to another Person all or substantially all of its assets.
1.21    “Clinical Trial” means any human clinical trial of a Licensed Product.

1.22    “Code” has the meaning set forth in Section 14.4.2.
1.23    “Combination Product” has the meaning set forth in Section 1.95.
1.24    “Commercialization” means any and all activities directed to the commercialization of a product, including marketing, detailing, promotion, market research, distributing, order processing, handling returns and recalls, booking sales, customer service, administering, and commercially selling such product, importing, exporting, and transporting such product for commercial sale, and seeking Pricing Approval of a product (if applicable), whether before or after Regulatory Approval has been obtained, as well all regulatory compliance with respect to the foregoing. For clarity, “Commercialization” does not include: (a) Manufacturing; or (b) any Clinical Trials and other trials commenced after Regulatory Approval. When used as a verb, “Commercialize” means to engage in Commercialization.
1.25    “Commercially Reasonable Efforts” means, with respect to Celgene in relation to an obligation under this Agreement with respect to an Initial Licensed Product, such efforts that are consistent with the efforts and resources normally used by Celgene and its Affiliates in the performance of such an obligation for a similar pharmaceutical or biological product (including the [***], and [***] of a [***] or [***]), as applicable, at a similar stage in its research, development, or commercial life as such Licensed Product, and that has commercial and market potential similar to such Licensed Product, taking into account issues of [***] and [***] of [***] of the [***] or [***] and [***] and [***] the [***] of [***] of [***] (including [***] and [***] or [***]), [***] to [***] or other [***] and [***], and [***].
1.26    “Competing Infringement” has the meaning set forth in Section 9.3.1.
1.27    “Competing Product” means any product, other than a Licensed Product, which constitutes, incorporates, comprises, or contains: (a) an antibody (including the Initial Licensed Compound) or other Biologic that is Specifically Directed to LILRB2; or (b) any Related Antibody or Related Biologic, as applicable, with respect to any antibody or other Biologic described in sub-clause (a), in each case ((a) and (b)), whether or not as the sole active ingredient, in any form, presentation, or formulation (including [***] and [***]).
1.28    “Confidential Information” means, with respect to a Party, all confidential and proprietary information, including chemical or biological materials, chemical structures, commercialization plans, correspondence, customer lists, data, development plans, formulae, improvements, Inventions, Know-How, processes, regulatory filings, Regulatory Materials, reports, strategies, techniques, or other information, in each case, that are disclosed by or on behalf of such Party or any of its Affiliates to the other Party or any of its Affiliates pursuant to this Agreement, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by or on behalf of the disclosing Party in oral, written, visual, graphic, or electronic form. Any Jounce IP which is specifically related to any Licensed Compound or any Licensed Product shall be deemed the Confidential Information of Celgene.
1.29    “Control,” “Controls,” or “Controlled” means, with respect to any Patent, Know-How, other intellectual property right, or Confidential Information, the ability of a Party or its Affiliates, as applicable (whether through ownership, license, or sublicense (other than a license granted pursuant to this Agreement)) to grant to the other Party the licenses, sublicenses, or other rights as provided herein, or to otherwise disclose such intellectual property right, or Confidential Information to the other Party, without violating the terms of any then-existing agreement with any Third Party at the time such Party or its Affiliates, as applicable, would be required hereunder to grant the other Party such licenses, sublicenses, or other rights as provided herein or to otherwise disclose such intellectual property right, or Confidential Information to the other Party.
1.30    “Cover” means, with reference to a Patent claim, that the making, using, offering to sell, selling, importing, or exporting of a Licensed Product would infringe such Patent claim in the country in which such activity occurs without a license thereto (or ownership thereof).
1.31    “Cure Period” has the meaning set forth in Section 14.2.1.
1.32    “Damages” means all losses, costs, claims, damages, judgments, liabilities, and expenses (including reasonable attorneys’ fees and other reasonable out-of-pocket costs in connection therewith).
1.33    “Default” means: (a) any breach, violation, or default; (b) the existence of circumstances or the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach, violation, or default; or (c) the existence of circumstances or the occurrence of an event that, with or without the passage of time or the giving of notice or both, would give rise to a right of termination, renegotiation, acceleration, or material change of terms.
1.34    “Development” means: (a) research activities (including drug discovery, identification, or synthesis) with respect to a product; or (b) preclinical and clinical drug development activities and other development activities with respect to a product, including test method development and stability testing, toxicology, formulation, process development, qualification and validation, quality assurance, quality control, Clinical Trials (including the conduct of Clinical Trials and other trials commenced after Regulatory Approval), statistical analysis and report writing, the preparation and submission of INDs and MAAs, regulatory affairs with respect to the foregoing, and all other activities necessary or useful or otherwise requested or required by a Regulatory Authority or as a condition or in support of obtaining or maintaining a Regulatory Approval. For clarity, “Development” does not include Manufacturing. When used as a verb, “Develop” means to engage in Development.
1.35    “Diagnostic Product” means, on a Licensed Compound-by-Licensed Compound basis, any product used to identify, diagnose, screen, or monitor patients with a predisposition to a human condition, disease, or disorder, or to predict prognosis, safety, or efficacy of therapeutic treatment of a human condition, disease, or disorder in a patient, and in each case which product: (a) contains such Licensed Compound, a functional fragment of such Licensed Compound, any variant of the foregoing (including splice variants), any nucleic acid sequence encoding any of the foregoing, or a complementary nucleic acid sequence to such nucleic acid sequence; or (b) primarily functions by determining the absence or presence (or quantity) of any Biomarker for each that is present in a Patient Sample, in each case ((a) and (b)), developed for use in connection with the applicable Licensed Compound or pharmaceutical or biological product comprising such Licensed Compound.
1.36    “Disclosing Party” has the meaning set forth in Section 11.1.

1.37    “Dispute” has the meaning set forth in Section 15.7.2.
1.38    “[***]” means, with respect to a [***]: (a) the [***] of such [***] through: (i) an [***] in such [***] to a [***]; (ii) an [***] to a [***] of all [***] with respect to such [***], with no further [***], or [***] of [***], directly or indirectly, with respect to such [***]; or (iii) a combination of the [***] contemplated by the foregoing clauses (i) and (ii); or (b) the [***] of all [***] activities with respect to such [***] (subject, if applicable, to applicable [***] activities). When used as a verb, “[***]” and “[***]” means to cause or have caused a [***].
1.39    “Dollars” or “$” means the legal tender of the United States.
1.40    “Effective Date” has the meaning set forth in the Preamble.
1.41    “Electronic Delivery” has the meaning set forth in Section 15.12.
1.42    “EMA” has the meaning set forth in Section 1.109.
1.43    “EU” means all countries that are officially recognized as member states of the European Union at any particular time.
1.44    “Executive Officers” means: (a) with respect to Jounce, Jounce’s Chief Executive Officer or his/her designee; and (b) with respect to Celgene, Celgene’s President of Research and Early Development (or an officer with equivalent seniority or role) or his/her designee.
1.45    “FDA” has the meaning set forth in Section 1.109.
1.46    “Field” means any and all uses or purposes, including the treatment, prophylaxis, palliation, diagnosis, or prevention of any human or animal disease, disorder, or condition.
1.47    “First Commercial Sale” means, on an Initial Licensed Product-by-Initial Licensed Product and country-by-country basis, the first sale of such Initial Licensed Product in such country for use or consumption by the general public (following receipt of all Regulatory Approvals that are required in order to sell such Initial Licensed Product in such country) and for which a Selling Party has invoiced sales of Initial Licensed Products in the Territory; provided, however, that the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate or Sublicensee, unless such Affiliate or Sublicensee is the last Person in the distribution chain of such Initial Licensed Product; or (b) any [***] of such Initial Licensed Product [***] with respect to such Initial Licensed Product by or on behalf of a Selling Party, or [***] of such Initial Licensed Product for [***], or [***].
1.48    “FPFD” means the administration of the first dose of an Initial Licensed Product to the first patient (or volunteer, as relevant) participating in a Clinical Trial.
1.49    “FTE” has the meaning set forth in Section 1.50.
1.50    “FTE Rate” means the equivalent of the work of one (1) full-time person engaged by Jounce to perform the Jounce Additional Activities, if any, carried out by an appropriately qualified employee or consultant of Jounce or its Affiliates, based on [***] ([***]) working hours or greater per year (such person, an “FTE”), at a rate of [***] Dollars ($[***]) per year. Any Jounce employee or consultant who devotes fewer than [***] ([***]) hours per year on Jounce Additional Activities shall be treated as an FTE on a pro-rata basis, calculated by dividing the actual number of hours worked by such employee or consultant on such activities by [***] ([***]). Any employee or consultant who devotes more than [***] ([***]) hours per year on Jounce Additional Activities shall be treated as one (1) FTE. For the avoidance of doubt, FTE shall not include the work of general corporate or administrative personnel, except for the portion of such personnel’s work time actually spent on conducting scientific, technical, or commercial activities directly related to any Jounce Additional Activities.
1.51    “GAAP” has the meaning set forth in Section 1.1.
1.52    “GCP” means the applicable then-current ethical and scientific quality standards for designing, conducting, recording, and reporting Clinical Trials as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including in the United States, Good Clinical Practices established through FDA guidances, and, outside the United States, Guidelines for Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6).
1.53    “GLP” means the applicable then-current good laboratory practice standards as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including in the United States, those promulgated or endorsed by the FDA in U.S. 21 C.F.R. Part 58, or the equivalent thereof as promulgated or endorsed by the applicable Regulatory Authorities outside of the United States.
1.54    “GMP” means the applicable then-current good manufacturing practice standards relating for fine chemicals, intermediates, bulk products, or finished pharmaceutical, biological, or diagnostic products, as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including, as applicable: (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, U.S. 21 C.F.R. Parts 210 and 211; (b) all applicable requirements detailed in the EMA’s “The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products;” and (c) all Applicable Law promulgated by any Governmental Authority having jurisdiction over the manufacture of the applicable, antibody or other Biologic (or a functional fragment thereof), molecule, agent, compound, or pharmaceutical, biological, or diagnostic product, as applicable.
1.55    “Governmental Authority” means any: (a) federal, state, local, municipal, foreign, or other government; (b) governmental or quasi-governmental authority of any nature (including any agency, board, body, branch, bureau, commission, council, department, entity, governmental division, instrumentality, office, officer, official, organization, representative, subdivision, unit, and any court or other tribunal); (c) multinational governmental organization or body; or (d) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority or power of any nature.
1.56    “IFRS” has the meaning set forth in Section 1.1.
1.57    “IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (such as a Clinical Trial Application in the EU).
1.58    “Indemnification Claim Notice” has the meaning set forth in Section 13.3.1.
1.59    “Indemnitee” has the meaning set forth in Section 13.3.1.
1.60    “Indemnitor” has the meaning set forth in Section 13.3.1.
1.61    “Indication” means an entirely separate and distinct disease or medical condition in humans for which a pharmaceutical or biological product: (a) that is in Clinical Trials is intended to treat in such Clinical Trials; or (b) has received a separate and distinct Regulatory Approval with an approved label claim to treat such disease or condition, as applicable. For clarity: (i) moving from one line of therapy to another within an Indication (e.g., moving from second-line therapy to first-line therapy) shall not be considered to be a new Indication; (ii) a single Indication would include the primary disease and all variants or sub-divisions or sub-classifications within such primary disease, and regardless of prophylactic or therapeutic use, pediatric or adult use and irrespective of different formulation(s), dosage forms, dosage strengths, or delivery system(s) used; (iii) obtaining a label expansion within an Indication for use of the pharmaceutical, biological, or diagnostic product in combination with another pharmaceutical, biological, or diagnostic product or for use in a specific patient population within an Indication shall not be considered to be a new Indication, and (iv) any cancer with a particular organ of origin is a distinct Indication from any other cancer with a different organ of origin.
1.62    “Initial Licensed Compound” has the meaning set forth in Section 1.82.
1.63    “Initial Licensed Product” means any product (other than a Diagnostic Product) that constitutes, incorporates, comprises, or contains the Initial Licensed Compound, whether or not as the sole active ingredient, in all forms, presentations, and formulations (including manner of delivery and dosage).
1.64    “Insolvency Event” has the meaning set forth in Section 14.4.
1.65    “Invention” means any process, method, composition of matter, article of manufacture, discovery, or finding that is conceived or reduced to practice.
1.66    “Joint Inventions” has the meaning set forth in Section 9.1.
1.67    “Joint IP” means Joint Inventions and Joint Patents.
1.68    “Joint Patents” has the meaning set forth in Section 9.1.
1.69    “Jounce” has the meaning set forth in the Preamble.
1.70    “Jounce Additional Activities” has the meaning set forth in Section 6.1.3.
1.71    “Jounce Development and Manufacturing Agreements” means any contract or agreement, other than any Jounce Upstream License Agreement (unless such Jounce Upstream License

Agreement is also listed on Schedule 1.71(a) or Schedule 1.71(b)), between Jounce (or any of its Affiliates, as applicable) and any Third Party that is related to the Development or Manufacture of any Licensed Compound or Licensed Product in effect as of, or at any time prior to, the Effective Date, including: (a) such agreements related solely to any Licensed Compound or Licensed Product as set forth on Schedule 1.71(a) including master services agreements for which all statements of work are related solely to Licensed Compounds or Licensed Products (the “Jounce JTX-8064-Only Development and Manufacturing Agreements”); and (b) agreements related to a Licensed Compound or Licensed Product but also related to other Jounce compounds, programs, or activities as set forth on Schedule 1.71(b) including master services agreements for which one (1) or more statements of work relate to compounds, programs, or products other than Licensed Compounds and Licensed Products (the “Jounce General Development and Manufacturing Agreements”).
1.72    “Jounce General Development and Manufacturing Agreements” has the meaning set forth in Section 1.71.
1.73    “Jounce Indemnitees” has the meaning set forth in Section 13.1.
1.74    “Jounce IP” means the Jounce Patents and the Jounce Know-How.
1.75    “Jounce JTX-8064-Only Development and Manufacturing Agreements” has the meaning set forth in Section 1.71.
1.76    “Jounce Know-How” means any Know-How Controlled by Jounce or any of its Affiliates (subject to Section 15.4.5) as of the Effective Date or at any time during the Term, excluding Jounce’s interest in any Joint Inventions, which is necessary or useful for the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product in the Field in the Territory.
1.77    “Jounce Patents” means any and all Patents Controlled by Jounce or any of its Affiliates (subject to Section 15.4.5) as of the Effective Date or at any time during the Term, excluding Jounce’s interest in any Joint Inventions or Joint Patents, which are [***] for the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product in the Field in the Territory. Without limiting the foregoing, Schedule 1.77 sets forth a complete and accurate list of all Jounce Patents as of the Effective Date. Jounce shall update Schedule 1.77 as necessary from time to time to reflect the then-current Jounce Patents.
1.78    “Jounce Upstream License Agreements” means any contract or agreement between Jounce (or any of its Affiliates, as applicable) and any Third Party(ies) pursuant to which Jounce in-licenses or otherwise acquires Control of any Patent, Know-How, or other intellectual property right that constitutes Jounce IP, including any contract or agreement which becomes a Jounce Upstream License Agreement pursuant to Section 8.5. Without limiting the foregoing, Schedule 1.78 sets forth a complete and accurate list of all Jounce Upstream License Agreements in effect (or with surviving provisions) as of the Effective Date. Jounce shall update Schedule 1.78 as necessary from time to time to reflect the then-current Jounce Upstream License Agreements.

1.79    “Know-How” means algorithms, data, information, Inventions, knowledge, methods (including methods of use or administration or dosing), practices, results, software, techniques, technology, and trade secrets, including analytical and quality control data, analytical methods (including applicable reference standards), assays batch records, chemical structures and formulations, compositions of matter, formulae, manufacturing data, pharmacological, toxicological, and clinical test data and results, processes, reports, research data, research tools, sequences, standard operating procedures, and techniques, in each case, whether patentable or not, and, in each case, tangible manifestations thereof.
1.80    “Knowledge” means, with respect to Jounce, the actual knowledge of those persons listed on Schedule 1.80 after due inquiry.
1.81    “Licensed Compound” means: (a) the antibody referred to as “JTX-8064” with [***] and any derivative of JTX-8064 [***] with a [***] (the “Initial Licensed Compound”); (b) any antibody (other than the Initial Licensed Compound) or other Biologic that is Controlled by Jounce or any of its Affiliates as of the Effective Date and is Specifically Directed to LILRB2, including [***]; and (c) any [***], as applicable, with respect to [***] or [***].
1.82    “Licensed Product” means any product (including any Initial Licensed Product or Diagnostic Product) that constitutes, incorporates, comprises, or contains a Licensed Compound, whether or not as the sole active ingredient, in all forms, presentations, and formulations (including manner of delivery and dosage).
1.83    “Licensed Product Marks” has the meaning set forth in Section 9.6.
1.84    “LILRB2” means the target identified by sequence identity “UniProtKB – Q8N423 (LIRB2_Human),” including any isoform thereof.
1.85    “MAA” means a Marketing Authorization Application, BLA, NDA, or similar application, as applicable, and all amendments and supplements thereto, submitted to the FDA, EMA, or any equivalent filing in a country or regulatory jurisdiction other than the U.S. or EU with the applicable Regulatory Authority, to obtain marketing approval for a pharmaceutical, biological, or diagnostic product, in a country or in a group of countries.
1.86    “Major Market Country” means [***] or any Major [***] Market Country.
1.87    “Major [***] Market Country” means [***].
1.88    “Major Sales Country” shall mean, with respect to any Calendar Quarter, any country in which Net Sales constituting at least [***] during such Calendar Quarter occurred.
1.89    “Manufacture” means all activities related to the manufacturing of a product or any component or ingredient thereof, including the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and holding of product or any intermediate thereof, including process development, process qualification and validation, scale-up, commercial manufacture and analytic development, product characterization, stability testing, quality assurance, and quality control.

1.90    “MHLW” has the meaning set forth in Section 1.109.
1.91    “Milestone Event” has the meaning set forth in Section 7.2.1.
1.92    “Milestone Payment” has the meaning set forth in Section 7.2.1.
1.93    “MRCA” has the meaning set forth in the Recitals.
1.94    “NDA” means a New Drug Application submitted to the FDA, or any successor application or procedure, as more fully defined in 21 C.F.R. § 314.50 et. seq.
1.95    “Net Sales” means, with respect to an Initial Licensed Product, the total gross amounts invoiced by or on behalf of Celgene, its Affiliates, or its Sublicensees (each, a “Selling Party”) to non-Sublicensee Third Parties during a net sales measurement period for sale of such Initial Licensed Product, less the following deductions actually incurred, allowed, paid, accrued, or specifically allocated in its financial statements and calculated in accordance with the Accounting Standards as consistently applied for:
1.95.1    [***] (including [***]) [***], and [***] and [***] (including to [***], and [***] (and other [***]));
1.95.2    [***], if any, on account of [***], or [***] (including [***] in connection with [***]) and [***]; provided, that if the [***] the Net Sales of the period during which [***];
1.95.3    [***] (or [***]), [***] and [***], and [***] (including to [***] and [***] (and other [***])) which [***] of the [***], as well as [***];
1.95.4    [***], and other [***] in [***] to a Third Party;
1.95.5    [***] (including [***] and other comparable [***]), [***] (excluding [***]); and
1.95.6    [***] due to [***] that are [***] with its other [***] of [***] in a [***].
There shall be no double counting in determining the foregoing deductions from gross amounts invoiced to calculate Net Sales hereunder. The calculations set forth in this definition of Net Sales shall be determined in accordance with Accounting Standards consistently applied.
If non-monetary consideration is received by a Selling Party for any Initial Licensed Product in a country, Net Sales will be calculated based on the [***], or in the absence of [***], the [***]. Notwithstanding the foregoing, Net Sales shall not [***], or [***] with respect to Initial Licensed Products by or on behalf of any Selling Party, for [***].
Net Sales shall be determined on, and only on, the first sale by a Selling Party to a non-Sublicensee Third Party.
If any Initial Licensed Product is, or is sold as part of, a Combination Product, Net Sales shall be calculated assuming that the gross sale price of each unit is equal to [***]: (i) [***] calculated as above (i.e., calculated as for [***]); and (ii) the [***], where:

“A” is the [***] in such country; and
“B” is the [***] containing such other [***] (and [***]), if [***] in such country.
If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales shall be calculated as above, but the [***] prior to the end of the [***] based on [***], in the applicable country, [***] and the [***] or [***] in the Combination Product.
For purposes of this definition, “Combination Product” means any pharmaceutical or biological product that contains two (2) or more active ingredients, including both: (A) the Initial Licensed Compound; and (B) one (1) or more active pharmaceutical or biological ingredients that are not the Initial Licensed Compound, either as a fixed dose product, co-formulated product, or co-packaged product, and sold for a single price. Any vehicles, adjuvants and excipients used in conjunction with the Initial Licensed Compound shall not be treated as active ingredients for the purposes of this definition.
1.96    “Party” or “Parties” has the meaning set forth in the Preamble.
1.97    “Patent Extensions” has the meaning set forth in Section 9.7.
1.98    “Patents” means: (a) all patents and patent applications in any country or supranational jurisdiction worldwide; and (b) any substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, and the like of any such patents or patent applications.
1.99    “Patient Sample” means tissue, fluid, or cells collected from a patient, or components of the foregoing.
1.100    “Per Initial Licensed Product Annual Net Sales” has the meaning set forth in Section 7.4.1.
1.101    “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.
1.102    “Phase 3 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(c) and is intended to: (a) establish that the product is safe and efficacious for its intended use; (b) define contraindications, warnings, precautions, and adverse reactions that are associated with the product in the dosage range to be prescribed; and (c) support Regulatory Approval for such product, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.
1.103    “Pivotal Clinical Trial” means a human clinical trial of a product on a sufficient number of subjects that, prior to commencement of such clinical trial: (a) is designed to establish that such product has an acceptable safety and efficacy profile for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such product, or a similar clinical study prescribed by the applicable Regulatory Authority; and (b) is a registration trial sufficient for filing an application for a Regulatory Approval for such product in a Major Market Country, as evidenced by: (i) an agreement with or statement from the applicable Regulatory Authority on a Special Protocol Assessment or its equivalent, or (ii) other guidance or minutes issued by the applicable Regulatory Authority for such registration trial.
1.104    “Pricing Approval” means any approval, agreement, determination, or decision establishing prices that can be charged to consumers for a pharmaceutical or biological product or that will be reimbursed by Governmental Authorities for a pharmaceutical or biological product, in each case, in a country where Governmental Authorities approve or determine pricing for pharmaceutical or biological products for reimbursement or otherwise.
1.105    “Proposed Economic Terms” shall have the meaning set forth in Section 14.5.1(g).
1.106    “Prosecution and Maintenance” or “Prosecute and Maintain” means, with respect to a Patent, the preparation, filing, prosecution, and maintenance of such Patent, as well as re-examinations, reissues, appeals, and requests for patent term adjustments and patent term extensions with respect to such Patent, together with the initiation or defense of interferences, oppositions, post grant review, inter partes review, derivations, re-examinations, post-grant proceedings, and other similar proceedings (or other defense proceedings with respect to such Patent, but excluding the defense of challenges to such Patent as a counterclaim in an infringement proceeding) with respect to the particular Patent, and any appeals therefrom. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to a Patent.
1.107    “Receiving Party” shall have the meaning set forth in Section 11.1.
1.108    “Regulatory Approval” means all approvals, licenses, and authorizations of the applicable Regulatory Authority necessary for the marketing and sale of a pharmaceutical, biological, or diagnostic product for a particular Indication in a country or region (including separate Pricing Approvals, as necessary), and including the approvals by the applicable Regulatory Authority of any expansion or modification of the label for such Indication.
1.109    “Regulatory Authority” means any national or supranational Governmental Authority, including the U.S. Food and Drug Administration (and any successor entity thereto) (the “FDA”) in the U.S., the European Medicines Agency (and any successor entity thereto) (the “EMA”) in the EU, and the Ministry of Health, Labour, and Welfare of Japan, or the Pharmaceuticals and Medical Devices Agency of Japan (or any successor to either of them), as the case may be (the “MHLW”) in Japan, or any health regulatory authority in any country or region that is a counterpart to the foregoing agencies, in each case, that holds responsibility for development and commercialization of, and the granting of Regulatory Approval for, a pharmaceutical, biological, or diagnostic product in such country or region.
1.110    “Regulatory Materials” means the regulatory registrations, applications, authorizations, and approvals (including approvals of MAAs, supplements and amendments, pre- and post-approvals, Pricing Approvals, and labeling approvals), Regulatory Approvals, and other submissions made to or with any Regulatory Authority for research, development (including the conduct of Clinical Trials), manufacture, or commercialization of a pharmaceutical, biological, or diagnostic product in a regulatory jurisdiction, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each MAA, including all drug master files (if any), INDs, BLAs, and NDAs, and foreign equivalents of any of the foregoing.
1.111    “Related Antibody” means, with respect to an antibody, any variants, modifications, fragments, or derivatives thereof, whether human, humanized, chimeric, murine, synthetic, or in other form or from other origin (including bispecific antibodies, multi-specific antibodies, single chain antibodies, domain antibodies, and conjugated antibodies).
1.112    “Related Biologic” means, with respect to a Biologic other than an antibody, any improved or modified version of such Biologic.
1.113    “Royalty Floor” has the meaning set forth in Section 7.4.3(d).
1.114    “Royalty Term” means, on an Initial Licensed Product-by-Initial Licensed Product and country-by-country basis, the period of time commencing on the First Commercial Sale of such Initial Licensed Product in such country and expiring upon the later of: (a) the date on which there is no Valid Claim of a Jounce Patent or Joint Patent that claims the composition of matter or method of use of the Initial Licensed Compound in such country; and (b) the twelve (12)-year anniversary of the date of First Commercial Sale of the first Initial Licensed Product in such country.
1.115    “Sales Milestone Event” has the meaning set forth in Section 7.3.1.
1.116    “Sales Milestone Payment” has the meaning set forth in Section 7.3.1.
1.117    “Securities Regulators” has the meaning set forth in Section 11.3.1(a).
1.118    “[***]” means, with respect to [***], to [***] the [***] relating to such [***] from the [***] with respect to [***] under this Agreement, including ensuring that: (a) [***] (including the [***]) involved in performing the [***], as applicable, of such [***] or [***] to the [***] of any [***] or any other relevant [***] or, to the extent relating to the [***] of any [***], the [***]; and (b) [***] involved in performing the [***] of any [***] relating to the [***]; provided, that the requirements described in (a) and (b) above shall not apply to [***] and [***] (provided, further, that such [***] are not [***] in [***] with respect to such [***]).
1.119    “Selling Party” has the meaning set forth in Section 1.95.
1.120    “Specifically Directed” means, with respect to LILRB2, the ability of an antibody or other Biologic (or a functional fragment thereof) to [***] or [***] LILRB2.
1.121    “Subcontractor” has the meaning set forth in Section 8.2.1.
1.122    “Sublicensee” means, with respect to Celgene, a Third Party to whom Celgene has granted a sublicense, either directly or indirectly, under the Jounce IP and Joint IP licensed to Celgene by Jounce in accordance with this Agreement, but excluding: (a) any Third Party acting as a distributor; and (b) Jounce and any of its Affiliates.

1.123    “Term” has the meaning set forth in Section 14.1.1.
1.124    “Terminated Licensed Product” means: (a) with respect to the termination of this Agreement with respect to a Licensed Product pursuant to Section 14.2 or Section 14.3, the Licensed Product subject to such termination; (b) with respect to the termination of this Agreement with respect to a country pursuant to Section 14.2 or Section 14.3, all Licensed Products in the country subject to such termination; and (c) with respect to termination of this Agreement in its entirety, all Licensed Products in all countries in the Territory.
1.125    “Termination Agreement” means that certain Termination Agreement, dated and effective as of the Effective Date, by and among Jounce, Celgene Corp., and Celgene RIVOT.
1.126    “Territory” means worldwide.
1.127    “Third Party” means any Person other than Jounce or Celgene that is not an Affiliate of Jounce or of Celgene.
1.128    “Third Party Claim” means any and all suits, claims, actions, proceedings, or demands brought by a Third Party.
1.129    “Third Party Infringement” has the meaning set forth in Section 9.4.1.
1.130    “Transition Plan” means that certain transition plan attached hereto as Schedule 1.130 which details the activities and timelines contemplated by Article 6.
1.131    “United States” or “U.S.” means the United States of America and all of its territories and possessions.
1.132    “Valid Claim” means a claim of a Jounce Patent or a Joint Patent that: (a) has issued and has not expired, lapsed, been cancelled, or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, unpatentable, revoked, or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken (with respect to U.S. Patents, other than by a petition to the United States Supreme Court for a writ of certiorari), including through opposition, reexamination, reissue, disclaimer, inter partes review, post grant review, post grant procedures, or similar proceedings; or (b) is in a pending patent application that has not been finally abandoned or finally rejected or expired and which has been pending for no more than [***] years (or, in the case of any such pending patent application in [***], [***] years) from the date of that the prosecuting Party first receives a substantive office action for such application for a Patent (excluding restriction requirements, notices to file missing parts, and the like) provided, that (i) no claim of a pending patent application shall be considered a Valid Claim from and after [***] the earliest effective filing date for such patent application, and (ii) the time limitations described in this Section 1.132(b) shall not apply to any patent application in [***]. For clarity, subject to the foregoing proviso, a claim of a Jounce Patent or a Joint Patent which is in a pending patent application that issues after being pending for more than [***] years (or, in the case of any such pending patent application in [***], [***] years) from [***] as described [***] shall be considered a Valid Claim as of the date of issuance.

ARTICLE 2
DEVELOPMENT
2.1    General. Subject to the terms and conditions of this Agreement: (a) Celgene shall have the sole right (and shall solely control, at its discretion), itself or with or through its Affiliates, Sublicensees, or other Third Parties, to Develop the Licensed Compounds and Licensed Products in the Field in the Territory; and (b) Jounce and its Affiliates shall not have any right to, and shall not, conduct any Development of the Licensed Compounds or Licensed Products in the Field in the Territory. All such Development shall be at Celgene’s sole cost and expense.
2.2    Development Diligence. Subject to the terms and conditions of this Agreement, Celgene, itself or with or through its Affiliates, Sublicensees, or other Third Parties, shall use Commercially Reasonable Efforts to Develop and seek Regulatory Approval for at least one (1) Initial Licensed Product in [***].
2.3    Development Updates. Beginning [***] following the Effective Date, continuing until [***], and thereafter during the period that: (a) a [***] is [***] Initial Licensed Product; and (b) there are [***], Celgene shall submit to Jounce, [***] with respect to [***] pursuant to this Agreement since the [***], and, with respect to [***], since [***].
ARTICLE 3
REGULATORY
3.1    Regulatory Matters.
3.1.1    Responsibility. Subject to the terms and conditions of this Agreement, Celgene shall have the sole right (and shall solely control, at its discretion), itself or with or through its Affiliates, Sublicensees, or other Third Parties, to: (a) prepare and submit to applicable Regulatory Authorities all Regulatory Materials, including INDs, for Licensed Compounds or Licensed Products; and (b) obtain and maintain all Regulatory Approvals for Licensed Compounds or Licensed Products. All such activities shall be at Celgene’s sole cost and expense.
3.1.2    Communications with Regulatory Authorities. For clarity and without limiting Section 3.1.1, Celgene shall have the exclusive right to correspond or communicate with Regulatory Authorities regarding the Licensed Compounds or Licensed Products. Unless required by Applicable Law, Jounce, any of its Affiliates, and any of its permitted subcontractors shall not correspond or communicate with Regulatory Authorities regarding any Licensed Compound or Licensed Product without first obtaining Celgene’s prior written consent. If Jounce, any of its Affiliates, or any of its permitted subcontractors receives any correspondence or other communication from a Regulatory Authority regarding a Licensed Compound or Licensed Product, Jounce shall promptly provide Celgene with access to or copies of all such material written or electronic correspondence promptly after its receipt.

3.1.3    Jounce Support. Jounce shall provide support to Celgene as may be reasonably requested by Celgene from time to time in connection with Celgene’s preparation, submission to Regulatory Authorities, and maintenance of Regulatory Materials for Licensed Compounds or Licensed Products, including, upon Celgene’s reasonable request, attending meetings with Regulatory Authorities regarding any Licensed Compound or Licensed Product.
3.2    Regulatory Materials. All Regulatory Materials related to any Licensed Compound or Licensed Product shall be owned by and held in the name of Celgene or its designee. Unless directed otherwise by Celgene in writing, Jounce shall assign and transfer (and hereby does assign and transfer), or cause to be assigned and transferred to the extent not owned by Jounce, to Celgene (or its designee), promptly following the Effective Date (but in no event later than [***] days after the Effective Date) any and all such Regulatory Materials held or generated by or on behalf of Jounce or its Affiliates prior to the Effective Date, including providing true, accurate, and complete hard and electronic copies thereof to Celgene or its designee.
3.3    Right of Reference; Access to Data. Prior to the time at which the Regulatory Materials related to Licensed Compound(s) or Licensed Product(s) are transferred and assigned to Celgene or its designee, or in the event of failure to transfer and assign any such Regulatory Materials to Celgene or its designee, as required by Section 3.2, Celgene and its designees shall have, and Jounce (on behalf of itself and its Affiliates) hereby grants to Celgene and its designees, access and a right of reference (without any further action required on the part of Jounce or its Affiliates, whose authorization to file this consent with any Regulatory Authority is hereby granted) to all such Regulatory Materials and all data contained or referenced in any such Regulatory Materials for Celgene and its designees to exercise its rights and satisfy its obligations under this Agreement. In all cases, Celgene and its designees shall have access to all data contained or referenced in any such Regulatory Materials, and Jounce shall ensure that Celgene and its designees are afforded such access.
ARTICLE 4
COMMERCIALIZATION
4.1    General. Subject to the terms and conditions of this Agreement: (a) Celgene shall have the sole right (and shall solely control, at its discretion), itself or with or through its Affiliates, Sublicensees, or other Third Parties, to Commercialize the Licensed Products in the Field in the Territory; and (b) Jounce and its Affiliates shall not have any right to, and shall not, conduct any Commercialization of any Licensed Products in the Field in the Territory.
4.2    Diligence. Subject to the terms and conditions of this Agreement, Celgene, itself or with or through its Affiliates, Sublicensees, or other Third Parties, shall use Commercially Reasonable Efforts to Commercialize at least one (1) Initial Licensed Product in [***]. All such Commercialization shall be at Celgene’s sole cost and expense.

ARTICLE 5
MANUFACTURING
5.1    General. Subject to the terms and conditions of this Agreement, Celgene shall have the sole right (and shall solely control, at its discretion), itself or with or through its Affiliates, Sublicensees, or other Third Parties, to Manufacture or have Manufactured the Licensed Products in the Field in the Territory. All such Manufacturing shall be at Celgene’s sole cost and expense.
ARTICLE 6
TRANSITION
6.1    Assistance.
6.1.1    Generally. Jounce shall, and shall cause its Affiliates to, reasonably cooperate with Celgene and its designees and provide reasonable assistance to Celgene and its designees to enable Celgene and its designees to Develop, Manufacture, and Commercialize the Licensed Compounds and Licensed Products, as and to the extent reasonably requested by Celgene, including by providing Celgene and its designees [***] from Jounce to Celgene or its designees of Development, regulatory, and Manufacturing activities related to the Licensed Compounds and Licensed Products. In connection with the foregoing, Jounce shall provide Celgene and its designees with [***] to [***] (and shall [***] of its Affiliates and Third Party contractors) involved in the Development or Manufacture of the Licensed Compounds and Licensed Products to assist with such transition and answer questions related to the Licensed Compounds and Licensed Products.
6.1.2    Additional Specific Transition Assistance. Without limiting the provisions of Section 6.1, but subject to Section 6.3, as soon as reasonably practicable following the Effective Date (but in no event later than [***] days after the Effective Date), and thereafter during the Term as may be reasonably requested by Celgene from time to time, Jounce shall disclose to Celgene and its designees in English, including by providing hard and electronic copies thereof, all Jounce Know-How, including any materials and documentation (including data and protocols) included therein and any other physical embodiments thereof.
6.1.3    Cost of Assistance. Jounce shall complete the activities assigned to, or otherwise contemplated to be completed by, Jounce under the Transition Plan for [***] pursuant to Section 6.4.2. To the extent that Celgene requests that Jounce complete additional activities beyond those assigned to, or otherwise contemplated to be completed by, Jounce under the Transition Plan (any such additional activities, “Jounce Additional Activities”), then Celgene shall reimburse Jounce for: (a) the direct out-of-pocket expenses paid by Jounce; and (b) costs of employees and consultants calculated in accordance with the applicable FTE Rate, in each case ((a) and (b)), directly arising from such Jounce Additional Activities.
6.2    Materials Transfer. Within [***] days of the Effective Date, Jounce shall assign and transfer to Celgene or its designee and deliver to Celgene or its designee, at a location to be specified by Celgene, any or all (as and to the extent requested by Celgene) inventory of the Licensed Compounds and Licensed Products, together with all intermediates and other materials (including starting materials and research materials, including reagents, antibodies, proteins, cell lines, and tissue samples, in each case, used or contemplated to be used in the Development or Manufacture of any Licensed Compound or Licensed Product) and manufacturing, GMP, and shelf-life information relating thereto, held at such time by or on behalf of Jounce or its Affiliates (including any such inventory held at any contract manufacturer or any other location).
6.3    Manufacturing Technology Transfer. Without limiting the other provisions of Article 6, as soon as reasonably practicable following the Effective Date (but in no event later than [***] days after the Effective Date), Jounce shall transfer, and thereafter continue, during the Term as may be reasonably requested by Celgene from time to time, the transfer (from Jounce, its Affiliates, or its Third Party contract manufacturers) to Celgene and its designees copies in English (in writing and in an electronic format) of all data, information, and other Know-How Controlled by Jounce or its Affiliates (or any of its Third Party contract manufacturers, to the extent Jounce has the right to do so under its agreements with such Third Party contract manufacturers; provided, that Jounce has used [***] efforts to obtain such right) that is related to the Manufacture of the Licensed Products, in order to enable Celgene and its designees to Manufacture the Licensed Products, including, if desired by Celgene, to replicate the process employed by or on behalf of Jounce prior to the Effective Date to Manufacture the Licensed Products. Such transfers shall include all [***], and all [***] to the extent Controlled by Jounce. In addition, at the reasonable request of Celgene from time to time, Jounce shall [***] and shall [***] to make its [***] (including [***]) [***] to Celgene and its designees to provide [***] regarding the Manufacture of any Licensed Compound or Licensed Product in order to ensure an orderly transition of the manufacturing technology and operations to Celgene and its designees and to assist Celgene and its designees in its Manufacture of the Licensed Products.
6.4    Jounce Development and Manufacturing Agreements.
6.4.1    Assignment or Assistance. Jounce shall, or shall cause its Affiliates to, as applicable, to the extent legally permissible (provided, that, to the extent consent is required from the relevant counterparty, Jounce shall, or shall cause its Affiliates to, as applicable, use reasonable efforts to obtain such consent): (a) assign to Celgene or its designee any or all (as designated by Celgene) Jounce JTX-8064-Only Development and Manufacturing Agreements; and (b) reasonably assist Celgene or its Affiliate in entering into new agreements directly with the counterparties to any or all Jounce General Development and Manufacturing Agreements to cover the subject matter related to Licensed Compounds or Licensed Products of such Jounce General Development and Manufacturing Agreements, as applicable, in each case ((a) and (b)), to the extent requested by Celgene in writing. Except as set forth in Section 6.4.2, if any Jounce JTX-8064-Only Development and Manufacturing Agreement is assigned to Celgene, Jounce shall be solely responsible for, and shall indemnify and hold harmless Celgene and all other Celgene Indemnitees from and against any costs and other Damages arising from, or relating to, any such Jounce Development and Manufacturing Agreement as a result of, or in connection with, events or occurrences prior to the date of such assignment (including any payments that accrued prior to the date of such assignment but which do not become payable until after the date of such assignment) in accordance with Section 13.2(a).

6.4.2    Coordination and Costs. Promptly after the Effective Date, the Parties shall in good faith coordinate activities under the Jounce Development and Manufacturing Agreements that are not assigned to Celgene, or until assigned to Celgene, with the goal of maintaining continuity of operations. For a period not to exceed [***] months after the Effective Date (unless mutually agreed in writing otherwise, including as may be described in Schedule 6.4.2) and at Celgene’s written request, Jounce shall exercise its rights under such Jounce Development and Manufacturing Agreements to conduct activities reasonably required for the continued Development and Manufacture of Licensed Compounds or Licensed Products, including, as applicable, entering into new statements of work under master services agreements; provided, however, that Celgene: (a) approves in writing in advance any such actions, including the costs thereof; (b) reimburses Jounce for all (i) out-of-pocket costs that Jounce incurs under such Jounce Development and Manufacturing Agreements as a direct result of conducting such activities and (ii) payments that Jounce is required to make under such Jounce Development and Manufacturing Agreements that are also Jounce Upstream License Agreements as a result of the Development or Commercialization of any Licensed Product by Celgene, its Affiliates, or its Sublicensees; and (c) for purposes of Section 13.1(a) (but, for clarity, subject to the other provisions of Article 13, including the proviso to Section 13.1), such activities shall be deemed as activities by or on behalf of Celgene. As of the Effective Date and in accordance with this Section 6.4.2, Celgene hereby approves the exercise by Jounce of its rights under the Jounce Development and Manufacturing Agreements listed on Schedule 6.4.2 to conduct the activities described therein and to incur the expenses described therein, which Celgene shall pay for directly or for which Celgene shall reimburse Jounce in accordance with this Section 6.4.2, as specified on Schedule 6.4.2. For clarity, Jounce shall have no obligation to incur or accrue any such costs after the Effective Date under any Jounce Development and Manufacturing Agreement except in accordance with this Section 6.4.2 and, as applicable, Schedule 6.4.2.
6.4.3    Termination. In the event that a given Jounce JTX-8064-Only Development and Manufacturing Agreement is not assigned to Celgene pursuant to Section 6.4.1, then, upon the written request of Celgene and solely to the extent permitted under the terms of such Jounce JTX-8064-Only Development and Manufacturing Agreement, Jounce shall, or shall cause its Affiliates to, terminate the applicable Jounce JTX-8064-Only Development and Manufacturing Agreement; provided, that Jounce shall have the right to terminate any non-assigned Jounce JTX-8064-Only Development and Manufacturing Agreement for which Celgene has not exercised its termination right under this Section 6.4.3 at any time after [***] months after the Effective Date.
6.5    Transition Plan. Notwithstanding the foregoing, Jounce shall complete the activities assigned to, or otherwise contemplated to be completed by, Jounce under the Transition Plan on or before the deadline for completing such activities as set forth therein.
ARTICLE 7
FINANCIAL TERMS
7.1    Upfront Payment. No later than ten (10) Business Days after the Effective Date, Celgene shall pay to Jounce a one (1)-time non-refundable, non-creditable payment of Fifty Million Dollars

($50,000,000) in immediately available funds by wire transfer, in accordance with wire instructions to be provided in writing by Jounce to Celgene no later than five (5) days following the Effective Date, as follows:
7.1.1    Celgene Corp. shall pay to Jounce a one (1)-time non-refundable, non-creditable payment of Twenty-Two Million Five Hundred Thousand U.S. Dollars ($22,500,000); and
7.1.2    Celgene RIVOT shall pay to Jounce a one (1)-time non-refundable, non-creditable payment of Twenty-Seven Million Five Hundred Thousand U.S. Dollars ($27,500,000).
7.2    Milestones.
7.2.1    Milestones. Subject to the terms of this Section 7.2 and Section 7.5, following the achievement by a Selling Party under this Agreement of each milestone event described in the table below in this Section 7.2.1 (each, a “Milestone Event”) with respect to the first (and [***]) Initial Licensed Product to achieve such Milestone Event under this Agreement, Celgene shall pay the applicable amounts set forth below associated with the applicable Milestone Event in accordance with Section 7.2.2 (each, a “Milestone Payment”):

Milestone Event	Milestone Payment
(a) [***]	[***] Dollars ($[***])
(b) [***]	[***] Dollars ($[***])
(a) [***]	[***] Dollars ($[***])
(b) [***]	[***] Dollars ($[***])
(c) [***]	[***] Dollars ($[***])
(d) [***]	[***] Dollars ($[***])
(e) [***]	[***] Dollars ($[***])

Each Milestone Payment shall be payable [***] as set forth in the table above, [***] which achieve the applicable Milestone Event (i.e., [***] Milestone Payments may be made pursuant to this Section 7.2.1), and no Milestone Payment shall be due hereunder for subsequent or repeated achievement of any such Milestone Event. For the avoidance of doubt, the maximum amount payable by Celgene pursuant to this Section 7.2.1 is One Hundred Eighty Million Dollars ($180,000,000), assuming that [***] in this Section 7.2.1 [***].
7.2.2    Skipped Milestone Event. If Milestone Event (a) is skipped (i.e., Milestone Event (b) or (e) is achieved prior to the achievement of Milestone Event (a)), then Milestone Event (a) will be deemed to have been achieved upon the achievement of the first to occur of Milestone Event (b) or (e).

7.2.3    Invoice and Payment of Milestone Payments. Celgene shall notify Jounce that a Selling Party has achieved a Milestone Event within [***] days following such achievement. Following Jounce’s receipt of such notice, Jounce shall invoice Celgene for the applicable Milestone Payment, and Celgene shall pay such Milestone Payment within [***] days after receipt of such invoice.
7.3    Sales Milestones.
7.3.1    Sales Milestones. Subject to the terms of this Section 7.3 and Section 7.5, following the achievement by Selling Parties under this Agreement of each milestone event described in the table below in this Section 7.3.1 (each, a “Sales Milestone Event”), Celgene shall pay the applicable amounts set forth below associated with the applicable Sales Milestone Event in accordance with Section 7.3.2 (each, a “Sales Milestone Payment”):

Sales Milestone Event	Sales Milestone Payment
(a) [***] Dollars ($[***])	[***] Dollars ($[***])
(b) [***] Dollars ($[***])	[***] Dollars ($[***])

Each Sales Milestone Payment shall be payable [***] as set forth in the table above, regardless of the number of times the applicable Sales Milestone Event was achieved (i.e., [***] Sales Milestone Payments may be made pursuant to this Section 7.3.1), and [***] Sales Milestone Payment shall be due hereunder for [***] Sales Milestone Event. For the avoidance of doubt, the maximum amount payable by Celgene pursuant to this Section 7.3.1 is Three Hundred Million Dollars ($300,000,000), assuming that [***] in this Section 7.3.1 [***].
7.3.2    Invoice and Payment of Sales Milestone Payments. Celgene shall notify Jounce that Selling Parties have achieved a Sales Milestone Event within [***] days after the end of the Calendar Quarter during which such achievement occurred. Following Jounce’s receipt of such notice, Jounce shall invoice Celgene for the applicable Sales Milestone Payment, and Celgene shall pay such Sales Milestone Payment within [***] days after receipt of such invoice.
7.4    Royalties.
7.4.1    Royalty Rates. Subject to the terms of this Section 7.4 and Section 7.5, Celgene shall pay Jounce royalties on Annual Net Sales, on an Initial Licensed Product-by-Initial Licensed Product basis during the applicable Royalty Term, equal to the following portions of Annual Net Sales of the applicable Initial Licensed Product multiplied by the applicable royalty rate set forth below for such portion of Annual Net Sales during the applicable Royalty Term for each such Initial Licensed Product, which royalties shall be paid in accordance with Section 7.4.5 (the “Per Initial Licensed Product Annual Net Sales”). For clarity, the royalties (and royalty tiers) shall be calculated separately on an Initial Licensed Product-by-Initial Licensed Product basis.

Per Initial Licensed Product Annual Net Sales in the Territory for a given Initial Licensed Product in a given Calendar Year	Royalty Rate
(a) Portion of Per Initial Licensed Product Annual Net Sales in the Territory of a given Initial Licensed Product in a given Calendar Year up to and including [***] Dollars ($[***])	[***] Percent ([***]%)
(b)    Portion of Per Initial Licensed Product Annual Net Sales in the Territory of a given Initial Licensed Product in a given Calendar Year above [***] Dollars ($[***]), up to and including [***] Dollars ($[***])
[***] Percent ([***]%)
(c)    Portion of Per Initial Licensed Product Annual Net Sales in the Territory of a given Initial Licensed Product in a given Calendar Year above [***] Dollars ($[***]), up to and including [***] Dollars ($[***])
[***] Percent ([***]%)
(d) Portion of Per Initial Licensed Product Annual Net Sales in the Territory of a given Initial Licensed Product in a given Calendar Year above [***] Dollars ($[***])	[***] Percent ([***]%)

The applicable royalty rate set forth in the tables above shall apply only to that portion of the Per Initial Licensed Product Annual Net Sales of a given Initial Licensed Product during a given Calendar Year that falls within the indicated range. For clarity: (i) if no royalty is payable on a given unit of Initial Licensed Product (e.g., following the Royalty Term for such Initial Licensed Product in a given country), then the Net Sales of such unit of Initial Licensed Product shall not be included for purposes of determining the royalties or royalty tiers; (ii) Net Sales of a given Initial Licensed Product shall not be combined with Net Sales of any other Initial Licensed Product for purposes of determining the foregoing royalties or royalty tiers; and (iii) [***] shall be payable by Celgene to Jounce for [***].
7.4.2    Royalty Term. Celgene’s royalty obligations to Jounce under Section 7.4.1 shall apply, on an Initial Licensed Product-by-Initial Licensed Product and country-by-country basis, only during the applicable Royalty Term for such Initial Licensed Product in such country. Following the expiration of the applicable Royalty Term for a given Initial Licensed Product in a given country: (a) no further royalties shall be payable with respect to sales of such Initial Licensed Product in such country; and (b) Section 14.1.2(a) shall apply with respect to such Initial Licensed Product in such country.
7.4.3    Royalty Reductions.
(a)    No Valid Claim. The royalties payable with respect to Per Initial Licensed Product Annual Net Sales shall be reduced, on an Initial Licensed Product-by-Initial Licensed Product and country-by-country basis, to [***] percent ([***]%) of the royalties otherwise payable pursuant to Section 7.4.1, as may be adjusted by Section 7.4.3(b), during any portion of the applicable Royalty Term in which there is not at least one (1) Valid Claim that Covers the sale of such Initial Licensed Product in such country.

(b)    Biosimilar Product(s). If, on an Initial Licensed Product-by-Initial Licensed Product, country-by-country, and Calendar Quarter-by-Calendar Quarter basis, Biosimilar Product(s) (in the aggregate) have a market share of: (i) [***] percent ([***]%) [***] percent ([***]%); or (ii) [***] percent ([***]%), then the royalties payable with respect to Per Initial Licensed Product Annual Net Sales of such Initial Licensed Product pursuant to Section 7.4.1, as may be adjusted by Section 7.4.3(a), in such country during such Calendar Quarter shall be reduced, in the case of clause (i), by [***] percent ([***]%) or, in the case of clause (ii), by [***] percent ([***]%), in each case, of the royalties otherwise payable pursuant to Section 7.4.1, as may be adjusted by Section 7.4.3(a). The “market share” shall be based on [***] (based on [***] of such Initial Licensed Product and such Biosimilar Product(s) [***]).
(c)    Royalty Offset for Third Party Payments. If a Selling Party obtains a right or license under any Patent, Know-How, or other intellectual property right of a Third Party after the Effective Date, where the Development, Manufacturing, or Commercialization of any Initial Licensed Product by or on behalf of a Selling Party would result in a payment to such Third Party, then Celgene may deduct from the royalty payments that would otherwise have been due under Section 7.4.1 with respect to Per Initial Licensed Product Annual Net Sales in a particular Calendar Quarter, an amount equal to [***] percent ([***]%) of the amount of any payments (including payments for obtaining such right or license, royalties, milestones, amounts paid in settlement, and any other amounts) paid or accrued by a Selling Party to such Third Party for such right or license or the exercise thereof during such Calendar Quarter.
(d)    Royalty Floor. In no event shall the royalty reductions described in Section 7.4.3(a) through Section 7.4.3(c), alone or together, reduce the royalties payable by Celgene for a given Calendar Quarter during the Royalty Term for an Initial Licensed Product in a particular country in the Territory to less than [***] percent ([***]%) of the amounts payable by Celgene for such Calendar Quarter pursuant to Section 7.4.1 (without the application of Section 7.4.3(a) through Section 7.4.3(c)) (the “Royalty Floor”). Subject to the previous sentence, Celgene may [***] any such royalty reductions, which are incurred or accrued in a Calendar Quarter [***] in such Calendar Quarter as a result of the application of the Royalty Floor, [***] such reduction to such royalties as soon as practicable and continue applying such reduction on a Calendar Quarter basis thereafter.
7.4.4    Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to any Initial Licensed Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 7.4.1 (as adjusted pursuant to Section 7.4.3), then the royalty rate to be paid by Celgene on Per Initial Licensed Product Annual Net Sales in such country under Section 7.4.1 shall be reduced to the rate payable by the compulsory licensee.
7.4.5    Payment of Royalties; Report. Celgene shall: (a) within [***] days following the end of each Calendar Quarter in which a royalty payment pursuant to Section 7.4.1 accrues, provide to Jounce a report specifying, for such Calendar Quarter: (i) the number of Initial Licensed Products sold that are subject to such royalty, both in the aggregate and for each Major Sales Country; (ii) the Per Initial Licensed Product Annual Net Sales that are subject to such royalty, both in the aggregate and for each Major Sales Country; (iii) the applicable royalty rate under Section 7.4.1; (iv) the royalty calculation and royalties payable in Dollars; and (v) any reduction(s) to the royalty applied by Celgene pursuant to any one (1) or more of

Sections 7.4.3 or 7.4.4; and (b) make the royalty payments owed to Jounce under this Agreement in accordance with such royalty report in arrears, within [***] days from the end of the Calendar Quarter in which such payment accrues.
7.5    Payments on Licensed Products other than the Initial Licensed Product. If FPFD occurs for any Licensed Product other than an Initial Licensed Product at any time prior to the [***] the Effective Date, then, notwithstanding Sections 7.2, 7.3, and 7.4, the payment obligations under Sections 7.2, 7.3, and 7.4, with each applicable amount or percentage reduced by [***] percent ([***]%), shall apply to such Licensed Product, and such Licensed Product shall be deemed an Initial Licensed Product for such purposes, including for purposes of the “Net Sales” definition.
7.6    Additional Payment Terms.
7.6.1    Currency. All payments hereunder shall be made in Dollars by wire transfer to a bank designated in writing by Jounce no later than [***] days prior to the date by which the applicable payment must be made. Conversion of sales recorded in local currencies to Dollars shall be performed in a manner consistent with Accounting Standards and Celgene’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.
7.6.2    Taxes; Withholding.
(a)    Generally. Each Party shall pay any and all income taxes levied on account of all payments it receives under this Agreement, except as otherwise provided in this Section 7.6.2.
(b)    Tax Withholding. Each Party shall be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of Applicable Law. The Party that is required to make such withholding shall: (i) deduct those taxes from such payment; (ii) timely remit the taxes to the proper taxing authority; and (iii) send evidence of the obligation, together with proof of tax payment, to the other Party on a timely basis following such tax payment. Each Party shall reasonably cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect to ensure that any amounts required to be withheld pursuant to this Section 7.6.2(b) are reduced in amount to the fullest extent permitted by Applicable Law. In addition, the Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax, and other similar taxes) in connection with this Agreement.
7.6.3    Late Payments. If Jounce does not receive payment of any sum due to it under this Agreement on or before the due date therefor, simple interest shall thereafter accrue on the sum due to Jounce from the due date until the date of payment at a per-annum rate of [***] percent ([***]%) above the prime rate as reported in The Wall Street Journal, Eastern Edition or the maximum rate allowable by Applicable Law, whichever is less.

7.7    Records; Audit Rights.
7.7.1    Records. Celgene shall keep, and shall cause each Selling Party to keep, complete, true, and accurate books and records in accordance with its Accounting Standards in relation to this Agreement, including, with respect to Selling Parties, in relation to Net Sales, royalties, Milestone Payments, and Sales Milestone Payments. Celgene shall keep, and shall cause each Selling Party to keep, such books and records for at least [***] years following the Calendar Year to which they pertain or for such longer period of time as required under any Applicable Law.
7.7.2    Audit Rights. Subject to the other terms of this Section 7.7.2, during the Term and for a period of [***] years thereafter, at the request of Jounce, which shall not be made more frequently than [***] per Calendar Year other than for cause, upon at least [***] days’ prior written notice from Jounce, and at the expense of Jounce, Celgene shall permit an independent, nationally-recognized certified public accountant selected by Jounce and reasonably acceptable to Celgene (each, an “Auditor”) to inspect, during regular business hours, the relevant records required to be maintained by Celgene under Section 7.7.1; provided, that such audit right shall not apply to records beyond [***] years from the end of the Calendar Year to which they pertain. Prior to its inspection, the Auditor shall enter into a confidentiality agreement with both Parties having obligations of confidentiality and non-use no less restrictive than those set forth in Article 11 and limiting the disclosure and use of such information by the Auditor to authorized representatives of the Parties and the purposes germane to Section 7.7.1. Results of any such review shall be binding on both Parties absent manifest error. The Auditor shall report to Jounce only whether the particular amount being audited was accurate and, if not, the amount of and reason for any discrepancy, and the Auditor shall not report any other information to Jounce. Jounce shall treat the results of any Auditor’s review of Celgene’s records as Confidential Information of Celgene subject to the terms of Article 11. In the event such audit leads to the discovery of a discrepancy to Jounce’s detriment, Celgene shall, within forty-five (45) days after receipt of such report from the Auditor, pay any undisputed amount of the discrepancy. Jounce shall pay the full cost of the audit unless the underpayment of amounts due by Celgene is greater than [***] percent ([***]%) of the amount due for the entire period being examined, in which case Celgene shall pay the reasonable cost charged by the Auditor for such review. Any undisputed overpayments by Celgene revealed by an examination shall be paid by Jounce within [***] days of Jounce’s receipt of the applicable report. This Section 7.7.2 shall survive any expiration or termination of this Agreement for a period of [***] years.
7.7.3    Records Final. Upon the expiration of [***] years following the end of a given Calendar Year, subject and without prejudice to the determination of any review commenced prior to such [***] anniversary pursuant to Section 7.7.2, the calculation of any amounts payable by Celgene to Jounce with respect to such Calendar Year shall be binding and conclusive upon the Parties, and the Selling Parties shall be released from any liability or accountability with respect to determination of underpayment or overpayment of such payments to Jounce for such Calendar Year.
7.8    Jounce Upstream License Agreements and Jounce Development and Manufacturing Agreements. Notwithstanding anything to the contrary under this Agreement, but subject to Sections 6.4 and 8.5, Jounce shall be solely responsible for all costs and payments of any kind (including all upfront fees, annual payments, milestone payments, and royalty payments) arising under any agreements between Jounce

(or any of its Affiliates) and any Third Party, including any Jounce Upstream License Agreements, unless and until such agreements have been accepted by Celgene pursuant to Section 8.5 and any Jounce Development and Manufacturing Agreements, unless and until such agreements have been assigned to Celgene pursuant to Section 6.4 and except for (a) activities undertaken at Celgene’s request in accordance with, and subject to, Section 6.4.2, as applicable, and (b) other payments required in accordance with Section 6.4.2 under Jounce Development and Manufacturing Agreements that are also Jounce Upstream License Agreements as a result of the Development or Commercialization of any Licensed Product by Celgene, its Affiliates, or its Sublicensees.
7.9    Additional Provisions. Notwithstanding anything to the contrary in this Agreement, the terms and provisions of this Article 7 are subject to Section 14.8.

ARTICLE 8
LICENSE; NON-COMPETE
8.1    License to Celgene. Subject to the terms and conditions of this Agreement, Jounce hereby grants to Celgene an exclusive, transferrable (pursuant to Section 15.4), and sublicenseable (through multiple tiers) license, under the Jounce IP and Jounce’s interest in Joint IP, to Develop, Manufacture, and Commercialize the Licensed Compounds and the Licensed Products in the Field in the Territory.
8.2    Sublicensing; Subcontracting.
8.2.1    Celgene shall provide written notice to Jounce of any sublicense of its rights under Section 8.1 (other than any such sublicense to any of its Affiliates or to any Subcontractor) no later than [***] days after entering into such sublicense. Celgene shall remain responsible for the acts of any such Sublicensee as if such acts were Celgene’s, and shall cause any such Sublicensee to comply with all applicable terms and conditions of this Agreement. For clarity, the foregoing sentence is not intended to create a contractual right for Jounce to seek any remedy directly from any such Sublicensee, and Celgene shall be solely responsible for reporting all Net Sales (including by such Sublicensee) and for making any payments to Jounce resulting therefrom. Celgene may subcontract to Affiliates or Third Parties the performance of tasks and obligations related to Celgene’s Development, Manufacture, and Commercialization of the Licensed Compounds and the Licensed Products (each, a “Subcontractor”) under this Agreement as Celgene deems appropriate, which subcontract may include a sublicense of rights necessary for the performance of the subcontract as reasonably required; provided, that Celgene shall remain responsible for the performance of this Agreement and shall cause any such Subcontractor to comply with all applicable terms and conditions of this Agreement.
8.2.2    Jounce may not subcontract to Third Parties the performance of Jounce’s tasks and obligations under this Agreement without first obtaining Celgene’s prior written consent. Any subcontract contemplated by this Section 8.2.2 may include a sublicense of rights necessary for the performance of the subcontract as reasonably required; provided, that Jounce shall remain responsible for the performance of this Agreement and shall cause any such subcontractor to comply with all applicable terms and conditions of this Agreement.
8.3    Rights Retained by the Parties. Each Party retains all rights under Patents, Know-How, or other intellectual property rights Controlled by such Party which are not expressly granted to the other Party pursuant to this Agreement.
8.4    No Implied Licenses. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party or any of its Affiliates, as a result of this Agreement, obtain any ownership interest, license, or other right in or to any Patents, Know-How, or other intellectual property rights of the other Party, including tangible or intangible items owned, controlled, or developed by the other Party, or provided by the other Party to the receiving Party at any time, in each case, pursuant to this Agreement.
8.5    Jounce Upstream License Agreements. In the event that, after the Effective Date, Jounce enters into a contract or agreement with a Third Party pursuant to which Jounce in-licenses or otherwise acquires Control of any Patent, Know-How, or other intellectual property right that would constitute Jounce IP, then Jounce shall promptly provide Celgene with notice and a copy of the applicable contract or agreement with such Third Party. Within [***] days following receipt of such notice, Celgene shall decide, in its sole discretion, whether or not to accept such Patent(s), Know-How, or other intellectual property right(s) as Jounce IP licensed under this Agreement and provide Jounce written notice of such decision. In the event that Celgene provides Jounce written notice of such decision to accept: (a) such Patent(s), Know-How, or other intellectual property right(s) shall constitute Jounce IP licensed to Celgene under this Agreement; (b) such contract or agreement shall thereafter be included within the definition of Jounce Upstream License Agreements; and (c) Celgene shall be responsible for any payments arising thereunder solely as a result of its activities under this Agreement. In the event that Celgene does not accept such contract or agreement as a Jounce Upstream License Agreement (including by failing to respond within such [***]-day period), Celgene and its Affiliates shall have no obligations with respect thereto and such Patent(s), Know-How, or other intellectual property right(s) shall not be Jounce IP.
8.6    Non-Compete.
8.6.1    Generally. Subject to Section 8.6.2, during the Term, Jounce shall not, and shall cause its Affiliates not to, directly or indirectly: (a) alone or with any Third Party, Develop, Manufacture, or Commercialize any Competing Product; (b) grant a license, sublicense, or other rights to any Third Party to Develop, Manufacture, or Commercialize any Competing Product; or (c) sell, convey, or otherwise assign or transfer any Competing Product to any Third Party.
8.6.2    Exceptions for Change of Control.
(a)    Notwithstanding Section 8.6.1 if: (i) on the date of the closing of a Change of Control, the Acquiring Person is Developing, Manufacturing, or Commercializing a Competing Product, then Jounce shall not be in breach of Section 8.6.1 as a result of such Change of Control, provided, that such Acquiring Person [***]; and (ii) Jounce acquires a Third Party that, on the date of the closing of such acquisition, is Developing, Manufacturing, or Commercializing a Competing Product, then Jounce shall not be in breach of Section 8.6.1 as a result of such acquisition, provided, that Jounce provides written notice to Celgene no later than [***] days following the closing of such acquisition that it elects to either: (A) [***]; or (B) [***] and, provided further, that in the event that Jounce fails to provide such written notice within such [***]-day period, then Jounce shall be deemed to have elected to [***] in accordance with clause (B) in the immediately-preceding sentence.
(b)    In the event Jounce elects to [***] such Competing Product in accordance with clause (B) of Section 8.6.2(a), then Jounce shall: (i) [***]; and (ii) [***] such Competing Product within [***] after the closing of such Change of Control; provided, that: (A) Jounce may continue to [***] during such [***] period (provided, that such [***]); and (B) if Jounce has [***] within such [***] period, then, as of the expiration of the [***] period, then Jounce shall cease [***].
8.6.3    Restrictions on Celgene. If Celgene or any of its Affiliates is, at any time during the Term, Developing, Manufacturing, or Commercializing a Competing Product, then Celgene shall take reasonable steps to ensure that the Jounce Know-How and Jounce’s Confidential Information is not disclosed or used in connection with the Development, Manufacture, and Commercialization activities relating to such Competing Product.
ARTICLE 9
INTELLECTUAL PROPERTY
9.1    Ownership of Inventions. Ownership of all Inventions arising from the Parties’ activities under this Agreement, including any Patents covering such Inventions, will be determined by inventorship. Without limiting the preceding sentence, all such Inventions conceived or reduced to practice jointly by or on behalf of the Parties shall be jointly owned (all such Inventions, “Joint Inventions” and all Patents that claim such Joint Inventions, “Joint Patents”). All determinations of inventorship under this Agreement will be made in accordance with U.S. patent law.
9.2    Prosecution and Maintenance. Celgene shall have the first right, but not the obligation, for the Prosecution and Maintenance of the Jounce Patents and the Joint Patents at its own cost and expense with counsel of its choice. Jounce shall fully cooperate with Celgene in connection with the Prosecution and Maintenance of the Jounce Patents, including by providing access to relevant persons and executing all documentation reasonably requested by Celgene and at Celgene’s election, to transfer the Patent Prosecution and Maintenance files to Celgene or a law firm of Celgene’s choice. Celgene shall keep Jounce reasonably informed of the status of the Jounce Patents. If Celgene decides to allow a Jounce Patent or a Joint Patent to lapse or become abandoned without having first filed a substitute, then it shall notify Jounce of, and consult with Jounce with respect to, such decision or intention at least [***] days prior to the date upon which such Patent shall lapse or become abandoned, and Jounce shall thereupon have the right (but not the obligation) to assume the Prosecution and Maintenance thereof at Jounce’s own cost and expense with counsel of its choice.

9.3    Enforcement.
9.3.1    Each Party shall promptly notify the other Party if it becomes aware of infringement or Patent challenge by a Third Party of any Jounce Patent or any Joint Patent in the Territory, including any declaratory judgment, opposition, post grant review, inter partes review, or similar action alleging the invalidity, unenforceability, unpatentability, or non-infringement with respect to such Jounce Patent, including under the BPCIA or the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) or their successor provisions, any regulatory filing based on Section 351(k) of the Public Health Service Act (42 U.S.C. § 262), or Article 10(4) of the Directive 2001/83/EC, or any other similar regulation promulgated by the FDA, EMA, MHLW, or by other applicable similar Governmental Authority or other actual or potential infringement or Patent challenge by a generic or biosimilar or potential generic or biosimilar competitor (including any Biosimilar Product) anywhere in the Territory (collectively, “Competing Infringement”).
9.3.2    Celgene shall have the sole and exclusive right, but not the obligation, to bring and control any legal action or take such other actions as it deems appropriate (including responding to Third Party notice letters and controlling settlements), which may include the granting of licenses and authorizing the launch of Biosimilar Product(s) in connection with any Competing Infringement of any Jounce Patent as it reasonably determines appropriate, at its cost and expense. At the request and expense of Celgene, Jounce shall provide reasonable assistance in connection with Celgene’s legal or other actions in connection with any such Competing Infringement, including by executing reasonably appropriate documents, cooperating in discovery, and joining as a party to the action if required. If, following a request from Celgene to join such an action, Jounce does not join or later withdraws from such action, then from and after such failure to join or withdrawal, as applicable, the royalties payable pursuant to Section 7.4.1, as may be adjusted by Section 7.4.3, in the country where such action is brought shall be reduced to [***] percent ([***]%) of the royalties otherwise payable pursuant to Section 7.4.1, as may be adjusted by Section 7.4.3.
9.4    Defense.
9.4.1    Each Party shall promptly notify the other Party of any claim alleging that the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product in the Territory infringes, misappropriates, or otherwise violates any Patents, Know-How, or other intellectual property rights of any Third Party (“Third Party Infringement”). In any such instance, the Parties shall as soon as practicable thereafter discuss in good faith the best response to such notice of Third Party Infringement.
9.4.2    Celgene shall have the sole and exclusive right, but not the obligation, to defend, and take other actions (including to settle) with respect to, any such claim of Third Party Infringement, at Celgene’s sole discretion, cost, and expense, and Jounce shall have the right to be represented in any such action by counsel of its own choice at Jounce’s sole cost and expense.
9.5    Recovery. Any recovery received as a result of any action under Section 9.3 or Section 9.4 shall be allocated in the following order: (a) to reimburse Celgene for the reasonable costs and expenses

(including attorneys’ and professional fees) that Celgene incurred in connection with such action, to the extent not previously reimbursed; (b) to reimburse Jounce, where it joins a legal action as provided under Section 9.3 or Section 9.4 (as applicable), for the reasonable costs and expenses (including attorneys’ and professional fees) that Jounce incurred in connection with such action, to the extent not previously reimbursed; and (c) the remainder of the recovery shall be [***] and, with respect to any portion of such recovery representing lost sales of Initial Licensed Products, such portion shall be treated as [***] for the purposes of Section [***].
9.6    Trademarks. Celgene shall have the exclusive right, but not the obligation, to brand the Licensed Products using trademarks and trade names it determines appropriate in its sole discretion for the Licensed Products, which may vary within the Territory (the “Licensed Product Marks”). Celgene shall own all rights in the Licensed Product Marks and shall register and maintain the Licensed Product Marks to the extent it determines reasonably necessary.
9.7    Patent Extensions. Celgene shall have the sole right to obtain patent term restoration (including under the Drug Price Competition and Patent Term Restoration Act), supplemental protection certificates or their equivalents, and patent term extensions (collectively, “Patent Extensions”) with respect to the Jounce Patents or Joint Patents, where applicable, at Celgene’s sole discretion, cost, and expense. Jounce shall provide all reasonable assistance requested by Celgene, including permitting Celgene to proceed with applications for such Patent Extensions in the name of Jounce, if deemed appropriate by Celgene, and executing documents and providing any relevant information and assistance to Celgene.
9.8    Purple Book Listings. Celgene (or its designee) shall have the sole right to list, with the applicable Regulatory Authorities in the Territory, all applicable Patents (including any Jounce Patents or Joint Patents) for any Licensed Product, including all so-called “Purple Book” listings required under the U.S. Public Health Service Act, and all similar listings in any other relevant countries. For the avoidance of doubt, Celgene will retain final decision-making authority with respect to the listing of all applicable Patents for any Licensed Product, regardless of which Party owns such Patent, and Jounce shall reasonably assist Celgene in connection therewith.

ARTICLE 10
[INTENTIONALLY OMITTED]
ARTICLE 11
CONFIDENTIALITY
11.1    Nondisclosure. Each Party agrees that a Party (the “Receiving Party”) which receives the Confidential Information of the other Party (the “Disclosing Party”) pursuant to this Agreement shall: (a) maintain in confidence such Confidential Information using not less than the efforts that such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of efforts; (b) not disclose such Confidential Information to any Third

Party without first obtaining the prior written consent of the Disclosing Party, except for disclosures expressly permitted pursuant to this Article 11; and (c) not use such Confidential Information for any purpose except those permitted under this Agreement, including, in the case of Celgene, the exercise of the rights and licenses granted to Celgene hereunder. The obligations of confidentiality, non-disclosure, and non-use under this Section 11.1 shall be in full force and effect from the Effective Date until [***] years following the Term. The Receiving Party shall return all copies of or destroy the Confidential Information of the Disclosing Party disclosed or transferred to it by the other Party pursuant to this Agreement, within [***] days after the expiration or termination of this Agreement; provided, however, that, subject to the other provisions of this Article 11, a Party may retain: (i) Confidential Information of the other Party to exercise rights and licenses which expressly survive such termination or expiration pursuant to this Agreement; (ii) one (1) copy of all other Confidential Information in archives solely for the purpose of establishing the contents thereof; and (iii) the Disclosing Party’s Confidential information contained in the Receiving Party’s electronic back-up files that are created in the normal course of business pursuant to the Receiving Party’s standard protocol for preserving its electronic records.
11.2    Exceptions.
11.2.1    General. Section 11.1 shall not apply with respect to any portion of the Confidential Information of the Disclosing Party to the extent that such Confidential Information:
(a)    was known to the Receiving Party or any of its Affiliates, as evidenced by written records, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;
(b)    is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;
(c)    is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party, without any breach by the Receiving Party of its obligations hereunder; or
(d)    is independently developed by or for the Receiving Party or any of its Affiliates, as evidenced by written records, without reference to or reliance upon the Disclosing Party’s Confidential Information.
Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

11.3    Authorized Disclosure and Use.
11.3.1    Disclosure. Notwithstanding Section 11.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party in the following instances:
(a)    subject to Section 11.5, to comply with Applicable Law (including the rules and regulations of the U.S. Securities and Exchange Commission or any national securities exchange in any jurisdiction in the Territory) (collectively, the “Securities Regulators”) or with judicial process (including prosecution or defense of litigation), if, in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance or for such judicial process (including prosecution or defense of litigation);
(b)    disclosure to governmental or other regulatory agencies in order to obtain Patents, to obtain or maintain approval to conduct Clinical Trials, or to market the Licensed Compounds or Licensed Products under this Agreement, in each case, in accordance with this Agreement; provided, that reasonable steps are taken to ensure confidential treatment of such Confidential Information to the extent available;
(c)    disclosure to: (i) any of its officers, directors, employees, consultants, agents, or Affiliates; (ii) in the case of Celgene, any actual or potential collaborators, licensees, or Sublicensees; (iii) in the case of either Party, to such Party’s permitted subcontractors for the purpose of such subcontractors performing obligations of such Party under this Agreement; and (iv) in the case of either Party, to such Party’s actual or potential acquirers; provided, that, prior to any such disclosure, each such disclosee is bound by reasonable and customary written obligations of confidentiality, non-disclosure, and non-use, including, in the case of disclosure to Third Parties, obligations that are consistent with the obligations set forth in this Article 11; provided, however, that, in each of the above situations described in this Section 11.3.1(c), the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information from such Receiving Party pursuant to this Section 11.3.1(c) to treat such Confidential Information as required under this Article 11;
(d)    disclosure to any actual or potential acquirer, or prospective investment bankers, investors, lenders, or other financial partners; provided, that, other than in the case of disclosure by Celgene to Bristol-Myers Squibb Company pursuant to that certain Agreement and Plan of Merger, by and among Celgene Corp., Bristol-Myers Squibb Company, and Burgundy Merger Sub, Inc., dated January 2, 2019, (i) prior to any such disclosure, each such disclosee is bound by written obligations of confidentiality, non-disclosure, and non-use consistent with the obligations set forth in this Article 11, (ii) such disclosure shall solely be in the form of the redacted version of this Agreement, which version has been agreed upon by the Parties in good faith, including any such redacted version that has been agreed upon for actual or potential filing to the SEC, and (iii) it being understood and agreed that only after negotiations between the Receiving Party and any such Third Party have progressed so that the Receiving Party reasonably and in good faith believes that consummation of the proposed transaction with such Third Party is imminent, the Receiving Party may provide an unredacted version of this Agreement to such Third Party; and

(e)    disclosure to its advisors (including attorneys and accountants) in connection with activities under this Agreement; provided, that, prior to any such disclosure, each such disclosee is bound by written obligations of confidentiality, non-disclosure, and non-use consistent with the obligations set forth in this Article 11 (provided, however, that in the case of legal advisors, no written agreement shall be required), to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; provided, however, that, in each of the above situations in this Section 11.3.1(e), the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information from such Receiving Party pursuant to this Section 11.3.1(e) to treat such Confidential Information as required under this Article 11.
11.3.2    Use. Subject to the terms of this Article 11, each Party shall have the right to use the Confidential Information of the other Party to fulfill its obligations and exercise its rights under this Agreement.
11.3.3    Terms of Disclosure. If and whenever any Confidential Information is disclosed in accordance with this Section 11.3, such disclosure shall not cause any such information to cease to be Confidential Information, except to the extent that such disclosure results in a public disclosure of such information other than by breach of this Agreement.
11.4    Terms of this Agreement. The Parties agree that this Agreement and the terms hereof shall be deemed to be Confidential Information of both Jounce and Celgene, and each Party agrees not to disclose this Agreement or any terms hereof without obtaining the prior written consent of the other Party; provided, that each Party may disclose this Agreement or any terms hereof in accordance with the provisions of Section 11.3 or Section 11.5, as applicable.
11.5    Securities Filings; Disclosure under Applicable Law. Each Party acknowledges and agrees that the other Party may submit this Agreement to, or file this Agreement with, the Securities Regulators or other Persons as may be required by Applicable Law, and if a Party submits this Agreement to, or files this Agreement with, any Securities Regulator or other Person as may be required by Applicable Law, such Party agrees to consult with the other Party with respect to the preparation and submission of a confidential treatment request for this Agreement. Notwithstanding the foregoing, if a Party is required by any Securities Regulator or other Person as may be required by Applicable Law to make a disclosure of the terms of this Agreement in a filing or other submission as required by such Securities Regulator or such other Person, and such Party has: (a) provided copies of the disclosure to the other Party reasonably in advance under the circumstances of such filing or other disclosure; (b) promptly notified the other Party in writing of such requirement and any respective timing constraints; and (c) given the other Party reasonable time under the circumstances from the date of provision of a copy of such disclosure to comment upon and request confidential treatment for such disclosure, then such Party shall have the right to make such disclosure at the time and in the manner reasonably determined by its counsel to be required by the Securities Regulator or the other Person. Notwithstanding the foregoing, if a Party seeks to make a disclosure as required by a Securities Regulator or other Person as may be required by Applicable Law as set forth in this Section 11.5 and the other Party provides comments in accordance with this Section 11.5, the Party seeking to make such disclosure or its counsel, as the case may be, shall use good-faith efforts to incorporate such comments.

11.6    Press Releases; Publications; Public Statements.
11.6.1    Jounce will issue a press release in the form substantially attached hereto as Schedule 11.6.1 promptly following the Effective Date.
11.6.2    Subject to Section 11.3, Section 11.4, Section 11.5, and this Section 11.6, Jounce shall not, and shall cause its Affiliates not to, issue any press release, publication (including publications in journals, posters, presentations at conferences, and abstracts submitted in advance of conferences), or other public statement disclosing this Agreement, the activities hereunder, or the transactions contemplated hereby, without first obtaining Celgene’s prior written consent; provided, that Jounce shall be authorized to make any disclosure, without first obtaining Celgene’s prior written consent, that is required by Applicable Law (including the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934), the rules of any Securities Regulator, or by judicial process, subject to and in accordance with Sections 11.3 and 11.5, as applicable. The contents of any press release, publication, or other public statement that has been reviewed and approved by Celgene may be re-released by Jounce without first obtaining Celgene’s prior written consent in accordance with this Section 11.6.2.
11.6.3    Celgene shall have the right to issue any press release, publication, or other public statement disclosing this Agreement (subject to Section 11.4), the activities under this Agreement, or the transactions contemplated hereby without first obtaining the prior written consent of Jounce.
11.6.4    Without limiting any other disclosure rights that Jounce has in accordance with this Article 11, Jounce shall have the right, without first obtaining Celgene’s consent, to disclose in connection with investor meetings, on its website, or in non-confidential materials, any information previously publicly disclosed: (a) by Celgene or any of its Affiliates; or (b) by Jounce in accordance with this Agreement in public filings in order to comply with Applicable Law (including the rules and regulations of the Securities Regulators) pursuant to Section 11.3.1(a) or Section 11.5.
11.7    Use of Names. Except as otherwise expressly set forth herein, neither Party (or any of its respective Affiliates) shall use the name, trademark, trade name, or logo of the other Party or any of its Affiliates, or its or their respective employees, in any publicity, promotion, news release, or other public disclosure relating to this Agreement or its subject matter, without first obtaining the prior written consent of the other Party; provided, that such consent shall not be required to the extent use thereof may be required by Applicable Law, including the rules of any securities exchange or market on which a Party’s or its Affiliate’s securities are listed or traded.
11.8    Clinical Trials Registry. For clarity, Celgene, its Affiliates, and its and their designees shall have the right to publish registry information and summaries of data and results from any Clinical Trials conducted in connection with activities under this Agreement, on its clinical trials registry or on a government-sponsored database such as www.clinicaltrials.gov, without first obtaining the prior consent of Jounce. The Parties shall reasonably cooperate if required or reasonably requested by Celgene in order to facilitate any such publication by Celgene, any of its Affiliates, and any of its or their designees.

ARTICLE 12
REPRESENTATIONS AND WARRANTIES; COVENANTS
12.1    Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:
(a)    such Party is duly organized, validly existing, and in good standing under the Applicable Law of the jurisdiction of its formation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;
(b)    such Party has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;
(c)    this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to: (i) bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application affecting the rights and remedies of creditors; or (ii) laws governing specific performance, injunctive relief, and other equitable remedies;
(d)    the execution, delivery, and performance of this Agreement by such Party does not breach or conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which such Party (or any of its Affiliates) is a party or by which such Party (or any of its Affiliates) is bound, nor violate any Applicable Law of any Governmental Authority having jurisdiction over such Party (or any of its Affiliates);
(e)    no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, under any Applicable Law currently in effect, is or shall be necessary for, or in connection with, the transaction contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except: (i) as may be required to conduct Clinical Trials or to seek or obtain Regulatory Approvals or applicable Regulatory Materials; or (ii) as set forth in Article 10; and
(f)    it has obtained all necessary authorizations, consents, and approvals of any Third Party that is required to be obtained by it for, or in connection with, the transactions contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except: (i) as may be required to conduct Clinical Trials or to seek or obtain Regulatory Approvals or applicable Regulatory Materials; or (ii) as may be required for the assignment by Jounce of the Jounce JTX-8064-Only Development and Manufacturing Agreements pursuant to Section 6.4.
12.2    Representations and Warranties of Jounce. Except as set forth on Schedule 12.2, Jounce hereby represents and warrants to Celgene, as of the Effective Date, that:

(a)    Schedule 1.77 sets forth a complete and accurate list of all Jounce Patents. To Jounce’s Knowledge: (i) all issued Patents constituting Jounce Patents are in full force and effect, valid, and enforceable; and (ii) with respect to Jounce Patents that are patent applications in existence as of the Effective Date, Jounce has not engaged in any inequitable conduct in the course of prosecuting such applications;
(b)    Jounce has Prosecuted and Maintained each of the Jounce Patents set forth on Schedule 1.77 in good faith and complied with all duties of disclosure with respect thereto;
(c)    no claim has been served on Jounce or any of its Affiliates, or written threat of a claim or litigation made by any Person received by Jounce or any of its Affiliates, in each case, against Jounce or any of its Affiliates that alleges, and, to Jounce’s Knowledge, there is no reasonable basis for any such threat or claim, that any Jounce IP is unpatentable, invalid, or unenforceable, or that the Jounce IP has been misappropriated or that any Third Party has any right to or under the Jounce IP or to any Licensed Compound or Licensed Product;
(d)    Jounce has the full right and authority to grant all of the rights and licenses granted to Celgene (or purported to be granted to Celgene) hereunder, and neither Jounce nor its Affiliates have granted any right or license to any Third Party relating to any of the Jounce IP that would conflict with or limit the scope of any of the rights or licenses granted to Celgene hereunder;
(e)    Jounce is the sole and exclusive owner of the Jounce IP. All Affiliates of Jounce have exclusively licensed or assigned all of their right, title, and interest in and to the Jounce IP to Jounce. Neither Jounce nor any of its Affiliates has granted any mortgage, pledge, claim, security interest, lien, or other charge of any kind on the Jounce IP, and the Jounce IP is free and clear of any mortgage, pledge, claim, security interest, lien, or charge of any kind;
(f)    Jounce and its Affiliates have obtained from all individuals who participated in any respect in the invention or authorship of any Jounce IP effective assignments of all ownership rights of such individuals in such Jounce IP, either pursuant to written agreement or by operation of law; and no Person who claims to be an inventor of an invention claimed in a Jounce Patent is not identified as an inventor of such invention in the filed patent documents for such Jounce Patent;
(g)    all of Jounce’s and its Affiliates’ employees, officers, and consultants: (i) have executed agreements or have existing obligations under Applicable Law requiring assignment to Jounce or its Affiliates of all inventions made during the course of and as the result of their association with Jounce or its Affiliates, as applicable, and obligating the individual to assign to Jounce or its Affiliate, as applicable, of all Inventions made during the course of performance under this Agreement; (ii) are not subject to any agreement with any other Third Party that requires such officer or employee or consultant to assign any interest in any Jounce IP to such Third Party; and (iii) have executed agreements or have existing obligations under Applicable Law obligating the individual to maintain as confidential Jounce’s Confidential Information as well as confidential information of other parties (including of Celgene and its Affiliates) that such individual may receive in its performance under this Agreement, to the extent required to support Jounce’s obligations under this Agreement;
(h)    neither Jounce nor its Affiliates have received any written notice of any claim that any Patent or Know-How (including any trade secret right) owned or controlled by a Third Party [***] by the Development, Manufacture, or Commercialization of the Licensed Products;
(i)    to the Knowledge of Jounce: (i) the Development and Manufacture of the Initial Licensed Compound or any Initial Licensed Product, as conducted by or on behalf of Jounce or its Affiliates, [***]; and (ii) except as otherwise previously disclosed to Celgene, the Development, Manufacture, and Commercialization of the Initial Licensed Compound or any Initial Licensed Product, as contemplated to be conducted under this Agreement, [***];
(j)    there are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial, or legal, administrative or other proceedings, or governmental investigations pending or, to the Knowledge of Jounce, threatened against Jounce or its Affiliates which could reasonably be expected to adversely affect or restrict the ability of Jounce to consummate or perform the transactions contemplated under this Agreement, or which would affect the Jounce IP or Jounce’s Control thereof, any Licensed Compound, or any Licensed Product;
(k)    neither Jounce nor any of its Affiliates has made a claim against a Third Party alleging that a Third Party is violating or has violated, is infringing or has infringed, or is misappropriating or has misappropriated any Jounce IP, and, to the Knowledge of Jounce, no Jounce IP is being violated, infringed, or misappropriated by any Third Party;
(l)    neither Jounce nor any of its Affiliates has employed, or otherwise used in any capacity, the services of any Person suspended, proposed for debarment, or debarred under United States law, including under 21 U.S.C. § 335a, or any foreign equivalent thereof, with respect to the Licensed Products. All Development and Manufacture (including non-clinical studies and Clinical Trials) related to any Licensed Compound or any Licensed Product conducted by or on behalf of Jounce or its Affiliates has been conducted in accordance with all Applicable Law (including, to the extent applicable, GCP, GLP, and GMP);
(m)    other than the Jounce Upstream License Agreements, the Jounce JTX-8064-Only Development and Manufacturing Agreements listed on Schedule 1.71(a), or the Jounce General Development and Manufacturing Agreements listed on Schedule 1.71(b), neither Jounce nor its Affiliates have entered into any agreement under which Jounce or its Affiliates: (i) has obtained a license or sublicense of rights from a Third Party to any Jounce IP; or (ii) has granted a license, sublicense, option, or right to a Third Party that remains in effect to Develop, Manufacture, or Commercialize any Licensed Compound or Licensed Product;
(n)    other than the Jounce Upstream License Agreements listed on Schedule 1.78, the Jounce JTX-8064-Only Development and Manufacturing Agreements listed on Schedule 1.71(a),

or the Jounce General Development and Manufacturing Agreements listed on Schedule 1.71(b), Jounce (or its Affiliates, as applicable) has not entered into any agreement with any Third Party relating to the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product or the Jounce IP;
(o)    with respect to each Jounce Upstream License Agreement listed on Schedule 1.78, each Jounce JTX-8064-Only Development and Manufacturing Agreement listed on Schedule 1.71(a), and each Jounce General Development and Manufacturing Agreement listed on Schedule 1.71(b): (i) such Jounce Upstream License Agreement and such Jounce Development and Manufacturing Agreement, excluding those listed on Schedule 12.2(o), is in full force and effect; (ii) Jounce (or its Affiliate, as applicable) is not in breach thereof; (iii) Jounce (or its Affiliate, as applicable) has not received any notice from the counterparty to such Jounce Upstream License Agreement or such Jounce Development and Manufacturing Agreement of Jounce’s (or its Affiliate’s, as applicable) breach or notice of threatened breach by Jounce (or its Affiliate, as applicable) thereof; and (iv) Jounce has provided Celgene with a true, correct, and complete copy of each such Jounce Upstream License Agreement and each such Jounce Development and Manufacturing Agreement;
(p)    Jounce has made good-faith efforts to disclose (or cause to be disclosed) to Celgene all material information known to Jounce or any of its Affiliates relevant to this Agreement where its omission would reasonably be expected to have a material impact on Celgene’s decision to enter into the transactions contemplated by this Agreement;
(q)    Jounce has not obtained, or filed, any INDs, MAAs, or Regulatory Approvals or any other form of regulatory application for approval of Clinical Trials, marketing, or other purpose, in each case, for any Licensed Compound or Licensed Product, and no other Person has obtained, or filed for, any such INDs, MAAs, or Regulatory Approvals; and
(r)    no funding, facilities, or personnel of any Governmental Authority or any public or private educational or research institutions were used to develop or create any Jounce IP, and neither Jounce nor any of its Affiliates has entered into a government funding relationship that would result in rights to any Licensed Compound or Licensed Product residing in the U.S. Government, the National Institutes of Health, the National Institute for Drug Abuse, or other agency, and the licenses granted hereunder are not subject to overriding obligations to the U.S. Government as set forth in Public Law 96-517 (35 U.S.C. §§ 200-204), or any similar obligations under the laws of any other country in the Territory.
12.3    Covenants.
12.3.1    Mutual Covenant. Each Party hereby covenants to the other Party that such Party and its Affiliates shall perform its activities pursuant to this Agreement in compliance (and shall ensure compliance by any of its subcontractors) with all Applicable Law, including, to the extent applicable, GCP, GLP, and GMP.

12.3.2    Additional Jounce Covenants. Jounce hereby covenants to Celgene that:
(a)    Neither Jounce nor its Affiliates shall grant any right or license to any Third Party relating to any of the intellectual property rights it Controls (including the Jounce IP), or otherwise with respect to any Licensed Compound or Licensed Product, which conflict with, or could otherwise adversely impact any of the rights or licenses granted to Celgene hereunder.
(b)    Except as expressly agreed to by Celgene in writing, neither Jounce nor its Affiliates shall use (and neither shall grant any Third Party the right to use) any Licensed Compound or Licensed Product for any purposes in the Territory.
(c)    Except as otherwise expressly permitted under this Agreement, Jounce shall not, and shall cause its Affiliates not to: (i) assign, transfer, convey, encumber (through a lien, charge, security interest, mortgage, or similar encumbrance) or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey, encumber (through a lien, charge, security interest, mortgage, or similar encumbrance) or dispose of, any assets related to the Jounce IP or Joint IP (including the Jounce IP or Joint IP itself) or any Licensed Compound or Licensed Product, except to the extent that such assignment, transfer, conveyance, encumbrance, or disposition would not conflict with, be inconsistent with, or adversely affect in any respect any of the rights or licenses granted to Celgene hereunder; (ii) license or grant to any Third Party, or agree to license or grant to any Third Party, any rights to the Jounce IP, Joint IP, or any Licensed Compound or Licensed Product if such license or grant could conflict with, be inconsistent with, or adversely affect in any respect any of the rights or licenses granted to Celgene hereunder; or (iii) disclose any Confidential Information relating to the Jounce IP, Joint IP, or any Licensed Compound or Licensed Product to any Third Party if such disclosure could impair or conflict in any respect with any of the rights or licenses granted to Celgene hereunder.
(d)    Solely with respect to the Jounce Upstream License Agreements and each Jounce Development and Manufacturing Agreement that is not assigned to Celgene under this Agreement: (i) Jounce (or its Affiliate, as applicable) shall not breach, or commit any acts or permit the occurrence of any omissions that would cause the breach or termination of, or otherwise Default under, any such Jounce Development and Manufacturing Agreement or any Jounce Upstream License Agreement; and (ii) subject to Section 6.4, Jounce shall (or shall cause its Affiliates to, as applicable) satisfy all of its obligations under each such Jounce Development and Manufacturing Agreement and Jounce Upstream License Agreement and shall, or shall cause its Affiliates to, as applicable, maintain each such Jounce Development and Manufacturing Agreement and Jounce Upstream License Agreement in full force and effect. Jounce shall, or shall cause its Affiliates to, as applicable, enforce its rights under each Jounce Development and Manufacturing Agreement and Jounce Upstream License Agreement to the extent necessary to preserve Celgene’s rights under this Agreement. Jounce shall not, and shall cause its Affiliates not to, amend, modify, or terminate any Jounce Development and Manufacturing Agreement (except as permitted in accordance with Section 6.4.3) or any Jounce Upstream License Agreement without first obtaining Celgene’s prior written consent. Except as set forth in Section 6.4, Jounce shall not, and shall cause its Affiliates not to assign or otherwise transfer any Jounce Development and Manufacturing Agreement or any Jounce Upstream License Agreement. Jounce shall provide Celgene with prompt written notice of alleged Default of which it is aware under any Jounce Development and Manufacturing Agreement or Jounce Upstream License Agreement or notice of termination of any Jounce Development and Manufacturing Agreement or Jounce Upstream License Agreement.
(e)    If Jounce receives notice of an alleged Default by Jounce or its Affiliates under any Jounce Upstream License Agreement, where termination of such Jounce Upstream License Agreement could be sought by the counterparty or result from such Default, then Jounce shall promptly, but in no event less than [***] Business Days thereafter, provide written notice thereof to Celgene and grant Celgene the right (but not the obligation) to: (i) cure such alleged breach or Default; and (ii) offset any costs or expenses incurred in connection therewith against any payments due or that may become due under this Agreement.
12.4    Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT), INCLUDING WITH RESPECT TO ANY PATENTS OR KNOW-HOW, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE, AND NON-INFRINGEMENT OF ANY THIRD PARTY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT. WITHOUT LIMITING THE FOREGOING, THE PARTIES AGREE THAT THE MILESTONE EVENTS, SALES MILESTONE EVENTS, AND NET SALES LEVELS SET FORTH IN THIS AGREEMENT OR THAT HAVE OTHERWISE BEEN DISCUSSED BY THE PARTIES ARE MERELY INTENDED TO DEFINE THE MILESTONE PAYMENTS, SALES MILESTONE PAYMENTS, AND ROYALTY OBLIGATIONS IF SUCH MILESTONE EVENTS, SALES MILESTONE EVENTS, OR NET SALES LEVELS ARE ACHIEVED. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY DEVELOP, MANUFACTURE, OR COMMERCIALIZE ANY LICENSED COMPOUND OR LICENSED PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR SALES LEVEL OF SUCH LICENSED PRODUCT WILL BE ACHIEVED.
ARTICLE 13
INDEMNIFICATION; INSURANCE
13.1    Indemnification by Celgene. Celgene shall indemnify, defend, and hold harmless Jounce, its Affiliates, and its and their respective directors, officers, employees, agents, successors, and assigns (collectively, the “Jounce Indemnitees”) from and against any and all Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim based upon:
(a)    the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product in the Field in the Territory by Celgene, its Affiliates, or its Sublicensees;

(b)    the gross negligence or willful misconduct of Celgene or its Affiliates or its or their respective directors, officers, employees, consultants, subcontractors, or agents, in connection with Celgene’s performance of its obligations under this Agreement; or
(c)    any breach by Celgene of any of its representations, warranties, covenants, agreements, or obligations under this Agreement;
provided, however, that, in each case ((a)-(c)), such indemnity shall not apply to the extent Jounce has an indemnification obligation pursuant to Sections 13.2(a), 13.2(b), 13.2(c), or 13.2(d) for such Damages.
13.2    Indemnification by Jounce. Jounce shall indemnify and hold harmless Celgene, its Affiliates, and its and their respective directors, officers, employees, agents, successors, and assigns (collectively, the “Celgene Indemnitees”), from and against any and all Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim based upon:
(a)    events or occurrences arising out of or relating to any Jounce Development and Manufacturing Agreement prior to the date such Jounce Development and Manufacturing Agreement is assigned or terminated under Section 6.4 (including any payments that accrued prior to the date of such assignment or termination but which do not become payable until after the date of such assignment or termination), except in accordance with Section 6.4.2;
(b)    any activity conducted by or on behalf of Jounce under this Agreement that is not done at the express written direction of Celgene;
(c)    the gross negligence or willful misconduct of Jounce or its Affiliates or its or their respective directors, officers, employees, consultants, subcontractors or agents, in connection with Jounce’s performance of its obligations under this Agreement; or
(d)    any breach by Jounce of any of its representations, warranties, covenants, agreements, or obligations under this Agreement;
provided, however, that, in each case ((a)-(d)), such indemnity shall not apply to the extent Celgene has an indemnification obligation pursuant to Sections 13.1(a), 13.1(b), or 13.1(c) for such Damages.
13.3    Procedure.
13.3.1    If a Party is seeking indemnification under Section 13.1 or Section 13.2, as applicable (the “Indemnitee”), it shall inform the other Party (the “Indemnitor”) of the claim giving rise to the obligation to indemnify pursuant to Section 13.1 or Section 13.2, as applicable, as soon as reasonably practicable after receiving notice of the claim (an “Indemnification Claim Notice”); provided, that any delay or failure to provide such notice shall not constitute a waiver or release of, or otherwise limit, the Indemnitee’s rights to indemnification under Section 13.1 or Section 13.2, as applicable, except to the extent that such delay or failure materially prejudices the Indemnitor’s ability to defend against the relevant claims.

13.3.2    The Indemnitor shall have the right, upon written notice given to the Indemnitee within thirty (30) days after receipt of the Indemnification Claim Notice (and, where the Indemnitor is Jounce, subject to receipt of Celgene’s prior written consent), to assume the defense of any such claim for which the Indemnitee is seeking indemnification pursuant to Section 13.1 or Section 13.2, as applicable. The Indemnitee shall cooperate with the Indemnitor and the Indemnitor’s insurer as the Indemnitor may reasonably request, and at the Indemnitor’s cost and expense. The Indemnitee shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnitor.
13.3.3    The Indemnitor shall not settle any claim to which it is subject pursuant to Section 13.1 or Section 13.2, as applicable, without first obtaining the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned, or delayed; provided, however, that the Indemnitor shall not be required to obtain such consent if the settlement: (a) involves only the payment of money and shall not result in the Indemnitee (or other Jounce Indemnitees or Celgene Indemnitees, as applicable) becoming subject to injunctive or other similar type of relief; (b) does not require an admission by the Indemnitee (or other Jounce Indemnitees or Celgene Indemnitees, as applicable); and (c) does not adversely affect the rights or licenses granted to the Indemnitee (or its Affiliate) under this Agreement. The Indemnitee shall not settle or compromise any such claim without first obtaining the prior written consent of the Indemnitor.
13.3.4    If the Parties cannot agree as to the application of Section 13.1 or Section 13.2, as applicable, to any claim, pending the resolution of the dispute pursuant to Section 15.7, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 13.1 or Section 13.2, as applicable, upon resolution of the underlying claim. In each case, the Indemnitee shall reasonably cooperate with the Indemnitor and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be subject to Article 11.
13.4    Insurance. During the Term and for a period of [***] years thereafter, each Party shall maintain, at its cost, a program of insurance (or self-insurance, in the case of Celgene) against liability and other risks associated with its activities and obligations under this Agreement (including with respect to its Clinical Trials), and its indemnification obligations hereunder, in such amounts, subject to such deductibles and on such terms as are customary for such Party for the activities to be conducted by it under this Agreement. Such insurance shall not be construed to create a limit on either Party’s liability with respect to its indemnification obligations under this Article 13, or otherwise.
13.5    LIMITATION OF LIABILITY. NEITHER JOUNCE NOR CELGENE, NOR ANY OF THEIR RESPECTIVE AFFILIATES, WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES), WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY, CONTRIBUTION, OR OTHERWISE, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE

POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 13.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT: (A) THE [***] RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTIONS [***] OR [***], AS APPLICABLE, IN CONNECTION WITH ANY [***]; (B) THE LIABILITY OF (I) JOUNCE FOR BREACH OF ITS [***] OBLIGATIONS UNDER SECTIONS [***] OR [***] OR (II) CELGENE FOR BREACH OF SECTION [***]; OR (C) DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT, OR FRAUD.
ARTICLE 14
TERM AND TERMINATION
14.1    Term; Expiration.
14.1.1    Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated in accordance with this Article 14, shall remain in effect until it expires as follows (the “Term”):
(a)    on an Initial Licensed Product-by-Initial Licensed Product and country-by-country basis, this Agreement shall expire on the date of the expiration of the Royalty Term with respect to such Initial Licensed Product in such country; and
(b)    this Agreement shall expire in its entirety upon the expiration of all applicable Royalty Terms under this Agreement with respect to the Initial Licensed Products in all countries in the Territory.
14.1.2    Effect of Expiration. Upon the expiration of the Term pursuant to Section 14.1.1, the following terms shall apply:
(a)    Licenses after Licensed Product Expiration. Upon the expiration of the Term with respect to a given Initial Licensed Product in a given country pursuant to Section 14.1.1(a), the licenses set forth in Section 8.1 with respect to the Initial Licensed Product in such country shall become fully paid-up, perpetual, irrevocable, and royalty-free.
(b)    Licenses after Expiration of Agreement. Upon the expiration of the Term with respect to this Agreement in its entirety pursuant to Section 14.1.1(b), the licenses set forth in Section 8.1 with respect to all Licensed Products in all countries in the Territory shall become fully paid-up, perpetual, irrevocable, and royalty-free.
14.2    Termination for Material Breach.
14.2.1    Material Breach. This Agreement may be terminated in its entirety or on a Licensed Product-by-Licensed Product or country-by-country basis by a Party for the material breach by the other Party of this Agreement; provided, that the breaching Party has not cured such breach within [***] days for failure to make any payments due to the other Party hereunder, and, for all other breaches, [***] days, in each case, after the date of written notice to the breaching Party of such breach (the “Cure Period”), which notice shall describe such breach in reasonable detail and shall state the non-breaching Party’s intention to terminate this Agreement (in its entirety or on a Licensed Product-by-Licensed Product or country-by-country basis). In the event that a material breach relates solely to a given Licensed Product (it being understood that a breach by Celgene of Section 2.2 or Section 4.2 would constitute a breach relating solely to a given Licensed Product), then the non-breaching Party may only exercise its termination right under this Section 14.2.1 with respect to such Licensed Product. Any such termination of this Agreement (in its entirety or on a Licensed Product-by-Licensed Product or country-by-country basis) under this Section 14.2.1 shall become effective at the end of the Cure Period, unless the breaching Party has cured such breach prior to the expiration of such Cure Period, or, if such breach is not susceptible to cure within the Cure Period, then such Cure Period shall be extended for an additional [***] days so long as the breaching Party continues to use commercially reasonable efforts to cure such material breach during such extension period.
14.2.2    Disagreement as to Material Breach. Notwithstanding Section 14.2.1, if the Parties in good faith disagree as to whether there has been a material breach of this Agreement, then: (a) the Party that disputes whether there has been a material breach may contest the allegation by referring such matter, within [***] days following its receipt of notice of alleged material breach, for resolution in accordance with Section 15.7.3(a); (b) the relevant Cure Period with respect to such alleged material breach shall be tolled from the date on which the Party that disputes whether there has been a material breach notifies the other Party of such dispute until the resolution of such dispute in accordance with the applicable provisions of this Agreement; (c) subject to Section 14.8, during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder; and (d) if it is ultimately determined that the breaching Party committed such material breach, then the breaching Party shall have the right to cure such material breach, after such determination, within the Cure Period (as may be extended in accordance with Section 14.2.1), which shall commence as of the date of such determination.
14.3    Termination at Will. Celgene may terminate this Agreement at will, in its sole discretion, in its entirety or on a Licensed Product-by-Licensed Product or country-by-country basis, at any time upon [***] days’ prior written notice to Jounce.
14.4    Termination for Bankruptcy.
14.4.1    If either Party makes a general assignment for the benefit of, or an arrangement or composition generally with, its creditors, appoints or suffers appointment of an examiner or of a receiver or trustee over all or substantially all of its property, passes a resolution for its winding up, or files a petition under any bankruptcy or insolvency act or law or has any such petition filed against it which is not dismissed, discharged, bonded, or stayed within [***] days after the filing thereof (each, an “Insolvency Event”), the other Party may terminate this Agreement in its entirety, effective immediately upon written notice to such Party.

14.4.2    For purposes of Section 365(n) of the U.S. Bankruptcy Code (the “Code”) and any similar laws in any country other than the U.S., all rights and licenses granted under or pursuant to any Section of this Agreement are rights to “intellectual property” (as defined in Section 101(35A) of the Code). The Parties agree that the licensee of such rights under this Agreement will retain and may fully exercise all of its protections, rights, and elections under the Code and any similar laws in any country other than the U.S. Each Party hereby acknowledges that: (a) copies of research data, (b) laboratory samples, (c) product samples, (d) formulas, (e) laboratory notes and notebooks, (f) data and results related to Clinical Trials, (g) regulatory filings and Regulatory Approvals, (h) rights of reference in respect of regulatory filings and Regulatory Approvals, (i) pre-clinical research data and results, and (j) marketing, advertising, and promotional materials, in each case ((a) through (j)), that relate to such intellectual property, constitute “embodiments” of such intellectual property pursuant to Section 365(n) of the Code, and that the licensee will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it upon its written request therefor and election under Section 365(n)(1)(B) of the Code to retain the licenses granted by Jounce to Celgene hereunder in the event of Jounce’s rejection of this Agreement, unless Jounce elects to continue to perform all of its obligations under this Agreement. The provisions of this Section 14.4.2 are without prejudice to any rights the non-subject Party may have arising under the Code, laws of other jurisdictions governing insolvency and bankruptcy, or other Applicable Law. The Parties agree that they intend the following rights to extend to the maximum extent permitted by Applicable Law, including for purposes of the Code and any similar laws in any country other than the U.S.: (x) the right of access to any intellectual property (including all embodiments thereof) of Jounce, or any Third Party with whom Jounce contracts in accordance with this Agreement to perform an obligation of Jounce under this Agreement which is necessary or useful for the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product; (y) the right to contract directly with any Third Party described in (x) to complete the contracted work, and (z) the right to cure any Default under any such agreement with a Third Party and set off the costs thereof against amounts payable to such licensor under this Agreement.
14.5    Effects of Termination.
14.5.1    Termination by Celgene for Convenience or by Jounce for Material Breach or Bankruptcy. Upon termination of this Agreement with respect to a Terminated Licensed Product: (a) by Celgene, in accordance with Section 14.3; or (b) by Jounce, in accordance with Section 14.2 or Section 14.4:
(a)    the licenses granted by Jounce to Celgene pursuant to Section 8.1 with respect to the Terminated Licensed Product shall terminate, and Celgene shall not have any rights to use or exercise any rights under the Jounce IP with respect to such Terminated Licensed Product;
(b)    Celgene shall be released from its Development, Manufacturing, and Commercialization obligations under this Agreement with respect to the Terminated Licensed Product, including with respect to Section 2.2;

(c)    Celgene shall promptly transfer and assign to Jounce all of Celgene’s and its Affiliates’ rights, title, and interests in and to Licensed Product Marks (but not any house marks of Celgene or any of its Affiliates) owned by Celgene and used solely in connection with the Commercialization of the Terminated Licensed Product, in exchange for a payment to Celgene in an amount equal to Celgene’s incurred costs related to the development, clearance, registration, enforcement, and maintenance of the applicable trademarks throughout the Territory;
(d)    Celgene shall as soon as reasonably practicable transfer and assign (to the extent permitted) to Jounce all Jounce JTX-8064-Only Development and Manufacturing Agreements that have been assigned to Celgene under this Agreement, and all Regulatory Materials and other documented technical and other information or materials owned and controlled by Celgene or any of its Affiliates, in each case, to the extent solely related to the Terminated Licensed Product and necessary for Developing, Manufacturing, or Commercializing such Terminated Licensed Product in the Field in the Territory; provided, that: (i) Celgene may retain a copy of such items for its records; and (ii) within [***] days after Jounce’s receipt of an invoice therefor, Jounce shall reimburse Celgene for Celgene’s and its Affiliates’ costs incurred in connection with such transfers and assignment;
(e)    Jounce shall have the option, exercisable within [***] days following the effective date of such termination, to obtain Celgene’s inventory of such Terminated Licensed Product at a price equal to [***] percent ([***]%) of Celgene’s costs for such inventory of the Terminated Licensed Product. In the event Jounce exercises such right to purchase such inventory, Celgene shall grant, and hereby does grant, a royalty-free license to any trademarks, names, and logos of Celgene contained therein for a period of [***] months from the date of Jounce’s exercise solely to permit the orderly sale of such inventory;
(f)    the provisions of Article 9 (other than Section 9.1) shall be terminated with respect to the Terminated Licensed Product;
(g)    upon the effective date of termination, Celgene shall grant, and hereby grants, to Jounce a non-exclusive, worldwide license, with the right to grant sublicenses, under any Patents or Know-How Controlled by Celgene or any of its Affiliates that arose from the Parties’ activities under this Agreement, solely to Develop, Manufacture, and Commercialize the Terminated Licensed Product (if currently under Development or Commercialization) pursuant to this Agreement as of the effective date of termination. For a period of [***] days after the effective date of such termination, the Parties shall negotiate in good faith the economic terms Jounce is to pay Celgene for the exercise of the license described in this Section 14.5.1(g), including the royalty rate to be paid for such exercise. If the Parties do not agree upon terms during such [***]-day period, then the Parties shall promptly (but in no event later than [***] days after the expiration of such [***]-day period) designate in writing a single mutually acceptable arbitrator experienced in the licensing, development, and commercialization of pharmaceutical products, who is not a current or former employee, consultant, officer, or director, nor a current stockholder, of either Party (or any of their respective Affiliates), and who does not otherwise have any current or previous relationship with either Party or any of their respective Affiliates. Within [***] days of the arbitrator’s appointment, each Party will prepare and deliver to both the arbitrator and the other Party its last, best offer for such economic terms (“Proposed Economic Terms”). The Parties shall also provide the arbitrator with a copy of the relevant provisions of this Agreement. The Parties shall instruct the arbitrator to select, from the two (2) Proposed Economic Terms and within [***] days after the arbitrator’s appointment, the Proposed Economic Terms that he or she believes most closely reflects the economic value of the license described in this Section 14.5.1(g) with respect to the applicable Terminated Licensed Product. The decision of the arbitrator shall be final and binding upon the Parties;
(h)    in the case of termination of this Agreement in its entirety, any and all sublicense agreements entered into by Celgene or any of its Affiliates with a Sublicensee pursuant to this Agreement shall survive such termination of this Agreement, except to the extent that: (i) any such Sublicensee is in material breach of this Agreement or such sublicense; or (ii) Jounce elects to grant such Sublicensee a direct license of the sublicensed rights on the same terms applicable to Celgene under this Agreement. Celgene shall, upon the written request of Jounce, assign any such sublicense (to the extent not terminated pursuant to the preceding sentence) to Jounce or its Affiliates and, upon such assignment, Jounce or its Affiliate(s), as applicable, shall assume such sublicense; and
(i)    the Jounce IP that was deemed under Section 1.28 to be Celgene’s Confidential Information that is solely related to the applicable Terminated Licensed Product (and not related to any other Licensed Product) shall be deemed Jounce’s Confidential Information.
14.5.2    Termination by Celgene for Material Breach or Bankruptcy. Upon termination of this Agreement with respect to a Terminated Licensed Product by Celgene in accordance with Section 14.2 or Section 14.4:
(a)    Celgene shall be released from its Development, Manufacturing, and Commercialization obligations under this Agreement with respect to the Terminated Licensed Product, including with respect to Section 2.2;
(b)    Celgene’s rights and Jounce’s obligations pursuant to Sections 9.2, 9.3, and 9.4 shall survive; and
(c)    Section 8.6 shall survive.
14.6    Certain Additional Remedies of Celgene in Lieu of Termination. In the event that: (a) Celgene notifies Jounce in writing of a material breach of this Agreement by Jounce; and (b) Celgene has the right to terminate this Agreement pursuant to Section 14.2 (including Section 14.2.2), then, in lieu of Celgene terminating this Agreement pursuant to Section 14.2, and without limiting any other rights or remedies of Celgene, Celgene may elect to have this Agreement continue in full force and effect by providing written notice thereof to Jounce; provided, that if Celgene so elects to continue this Agreement, then from and after such time as Celgene delivers such written notice to Jounce, any and all amounts thereafter payable by Celgene hereunder (including Milestone Payments, Sales Milestone Payments, and royalties) shall be reduced by [***] percent ([***]%); provided, however, that if Jounce contests Celgene’s right to terminate this Agreement as described in Section 14.2.2, then such reduction shall not become effective until it is finally determined pursuant to Section 15.7 that Celgene has a right to terminate this Agreement.

14.7    Surviving Provisions.
14.7.1    Accrued Rights; Remedies. The expiration or termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such expiration or termination, and any and all damages or remedies (whether at law or in equity) arising from any breach hereunder, each of which shall survive expiration or termination of this Agreement. Such expiration or termination shall not relieve any Party from obligations which are expressly indicated to survive expiration or termination of this Agreement. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 14 are in addition to any other relief and remedies available to either Party under this Agreement, at law, or in equity.
14.7.2    Survival. Without limiting the provisions of Section 14.7.1, the rights and obligations of the Parties set forth in the following Sections and Articles of this Agreement shall survive the expiration or termination of this Agreement, in addition to those other terms and conditions that are expressly stated to survive termination or expiration of this Agreement: Article 1 (to the extent the definitions are used in other surviving provisions), Article 11, Article 13, Article 15, Section 7.6, Section 7.7, Section 8.3, Section 8.4, Section 9.1, Section 12.1, Section 12.2, Section 12.4, Section 14.1, Section 14.5, and this Section 14.7.
14.8    Milestone Payments. Notwithstanding anything to the contrary contained herein, in the event notice of termination of this Agreement is given prior to achievement of a Milestone Event set forth in Section 7.2 or a Sales Milestone Event set forth in Section 7.3, Celgene shall not be obligated to make any Milestone Payment or Sales Milestone Payment to Jounce with respect to any Milestone Event or Sales Milestone Event achieved following the date such termination takes effect.
ARTICLE 15
MISCELLANEOUS
15.1    Severability. If one (1) or more of the terms or provisions of this Agreement is held by a court of competent jurisdiction to be void, invalid, or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the void, invalid, or unenforceable term or provision in any other situation or in any other jurisdiction, and such term or provision shall be considered severed from this Agreement solely for such situation and solely in such jurisdiction, unless the void, invalid, or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the void, invalid, or unenforceable term or provision. If the final judgment of such court declares that any term or provision hereof is void, invalid, or unenforceable, the Parties agree to: (a) reduce the scope, duration, area, or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable; and (b) make a good-faith effort to replace any void, invalid, or unenforceable term or provision with a valid and enforceable term or provision such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.2    Notices. Any notice required or permitted to be given by this Agreement shall be in writing and in English and shall be: (a) delivered by hand or by overnight courier with tracking capabilities; or (b) mailed postage prepaid by first class, registered, or certified mail, in each case, addressed as set forth below unless changed by notice so given:
If to Celgene Corp.:
Celgene Corporation
86 Morris Avenue
Summit, NJ 07901
Attention:    Senior Vice President Business Development

If to Celgene RIVOT:
Celgene RIVOT LLC
2711 Centerville Road, Suite 400
Wilmington, DE 19808
Attention:    Director

With copies to (in the case of either Celgene Corp. or Celgene RIVOT):

Celgene Corporation
86 Morris Avenue
Summit, New Jersey 07901
Attention:    General Counsel

If to Jounce:
Jounce Therapeutics, Inc.
780 Memorial Drive
Cambridge, MA 02139
Attention:    Chief Executive Officer

With copies to:

Jounce Therapeutics, Inc.
780 Memorial Drive
Cambridge, MA 02139
Attention:    General Counsel

Any such notice shall be deemed given on the date received, except any notice received after 5:30 p.m. (in the time zone of the receiving Party) on a Business Day or received on a non-Business Day shall be deemed to have been received on the next Business Day. A Party may add, delete, or change the person or address to which notices should be sent at any time upon written notice delivered to the other Parties in accordance with this Section 15.2.
15.3    Force Majeure. A Party shall not be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to a cause beyond the reasonable control of such Party, including acts of God, fires, earthquakes, acts of war, terrorism, or civil unrest, or hurricane or other inclement weather; provided, that the affected Party: (a) promptly notifies the other Party; and (b) shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance in accordance with the terms of this Agreement whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.
15.4    Assignment.
15.4.1    Generally. Except as expressly permitted herein, this Agreement may not be assigned or transferred by any Party, nor may any Party assign or transfer any rights or obligations created by this Agreement, except as expressly permitted hereunder without first obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed.
15.4.2    Celgene. Notwithstanding the limitations in Section 15.4.1, and subject to Section 7.6.2 and the remaining provisions of this Section 15.4.2, Celgene Corp. or Celgene RIVOT may assign or transfer this Agreement, or any rights or obligations hereunder in whole or in part, to: (a) one (1) or more of its Affiliates (provided, that Celgene shall remain fully and unconditionally liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate); or (b) its successor in interest in connection with its merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement.
15.4.3    Jounce. Notwithstanding the limitations in Section 15.4.1, and subject to Section 7.6.2 and the remaining provisions of this Section 15.4.3, Jounce may assign or transfer this Agreement, or any rights or obligations hereunder in whole or in part, to: (a) one (1) or more of its Affiliates (provided, that Jounce shall remain fully and unconditionally liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate); or (b) its successor in interest in connection with its merger, consolidation, or sale of all or substantially all of its assets.
15.4.4    All Other Assignments Null and Void. The terms of this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, administrators, and permitted assigns of the applicable Party. Any purported assignment in violation of this Section 15.4 shall be null and void ab initio.
15.4.5    Change of Control. Whether or not this Agreement is assigned pursuant to Section 15.4, the Parties agree as follows: the rights to information, materials, Patents, Know-How, or other intellectual property rights: (a) controlled by a Third Party permitted assignee of a Party or any of its Affiliates that were controlled by such assignee or any of its Affiliates (and not such Party or any of its Affiliates) immediately prior to such assignment (other than as a result of a license or other grant of rights, covenant, or assignment by such Party or its Affiliates to, or for the benefit of, such Third Party); or (b) controlled by any successor-in-interest of a Party as a result of a Change of Control of such Party or any Person that becomes an Affiliate of a Party through any Change of Control of such Party, that were controlled by such successor-in-interest or Person (and not such Party or any of its Affiliates) immediately prior to the closing of such Change of Control (other than as a result of a license or other grant of rights, covenant, or assignment by such Party or its other Affiliates to, or for the benefit of, such Person), in each case ((a) and (b)), shall be [***] this Agreement, except: (i) with respect to any such information, materials, Patents, Know-How, or other intellectual property rights arising as a result of activities of employees or consultants of such assignee, successor-in-interest, Person, or any of their respective Affiliates who participate in activities or have access to Confidential Information of the other Party, in each case, under this Agreement after any such assignment or the closing of such Change of Control; or (ii) to the extent that any such information, materials, Patents, Know-How, or other intellectual property rights are included in or used in furtherance of a Party’s activities under this Agreement by such assignee, successor-in-interest, Person, or any of their Affiliates.
15.5    Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release, or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by the Parties.
15.6    WAIVER OF JURY TRIAL. EXCEPT AS LIMITED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
15.7    Choice of Law; Dispute Resolution; Jurisdiction.
15.7.1    Choice of Law. This Agreement shall be governed by, enforced, and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws and excluding the United Nations Convention on Contracts for the International Sales of Goods.
15.7.2    Dispute Resolution. The Parties agree that the procedures set forth in Section 15.7.3 shall be the exclusive mechanism for resolving any dispute (whether in contract, tort, or otherwise),

controversy, or claim between the Parties arising out of or in connection with this Agreement, any Party’s rights or obligations under this Agreement, breach of this Agreement, or the transactions contemplated by this Agreement (each, a “Dispute”).
15.7.3    Jurisdiction.
(a)    Except as otherwise set forth in this Section 15.7.3, the sole jurisdiction and venue for all actions, suits, and proceedings arising out of any Dispute shall be the state and federal courts located in the Borough of Manhattan in New York, New York, U.S. Each Party hereby irrevocably and unconditionally: (i) consents to submit to the exclusive jurisdiction of the federal (and, if unavailable, state) courts located in the Borough of Manhattan in New York, New York, U.S. for any action, suit, or proceeding arising out of such Dispute; and (ii) waives any objection to the laying of venue of any action, suit, or proceeding arising out of such Dispute in the federal (and, if unavailable, state) courts of the Borough of Manhattan in New York, New York, U.S. and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties agrees that process may be served upon it in the manner specified in Section 15.2 and irrevocably waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, or to such manner of service of process. It shall be a condition precedent to the commencement of any action, suit, or proceeding in court or other tribunal (except for an action, suit, or proceeding for an interim injunction or provisional relief) with respect to any Dispute relating to this Agreement that the Parties have sought to resolve the Dispute by either Party notifying the other Party in writing for resolution to the Executive Officers who shall meet (whether in person or via teleconference) within [***] Business Days of such notice to seek resolution in good faith. If the Executive Officers are unable to resolve the Dispute at such meeting, either Party may pursue any remedy available to such Party at law or in equity, subject to the terms and conditions of this Agreement, including this Section 15.7.3.
(b)    Notwithstanding the provisions of Section 15.7.3(a), either Party may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any equitable relief, including any injunctive or provisional relief and specific performance to protect the rights or property of that Party. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or in equity. In addition, notwithstanding the provisions of Section 15.7.3(a), either Party may bring an action: (i) in any court having jurisdiction to enforce an award rendered pursuant to Section 15.7.3(a); or (ii) relating to the Jounce Patents in the United States Patent and Trademark Office without regard to whether an action has been filed under Section 15.7.3(a).
(c)    Until final resolution of the Dispute through judicial determination: (i) this Agreement shall remain in full force and effect; and (ii) the time periods for cure as to any termination shall be tolled. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the Dispute shall be refunded if a court determines that such payments are not due.
15.8    Relationship of the Parties. Jounce and Celgene are independent contractors under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute either Party as a partner, agent, or joint venturer of the other Party. No Party will incur any debts or make any commitments for the other Party, except to the extent, if at all, specifically provided therein. Neither Jounce nor Celgene, respectively, shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of Jounce and Celgene, respectively, or to bind Jounce and Celgene, respectively, to any contract, agreement, or undertaking with any Third Party.
15.9    Fees and Expenses. Except as otherwise specified in this Agreement, each Party shall bear its own costs and expenses (including investment banking and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
15.10    Third Party Beneficiaries. There are no express or implied Third Party beneficiaries hereunder. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other Person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party, except for the indemnification rights of the Jounce Indemnitees pursuant to Sections 13.1 and 13.3 and the Celgene Indemnitees pursuant to Sections 13.2 and 13.3.
15.11    Entire Agreement. This Agreement (together with the attached Schedules) contain the entire agreement by the Parties with respect to the subject matter hereof and supersede any prior express or implied agreements, understandings, and representations, either oral or written, which may have related to the subject matter hereof in any way, including any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date. In the event of any conflict between this Agreement and the Termination Agreement, this Agreement shall prevail.
15.12    Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one (1) and the same instrument. Any such counterpart, to the extent delivered by means of facsimile by .pdf, .tif, .gif, .jpeg, or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
15.13    Equitable Relief; Cumulative Remedies. Notwithstanding anything to the contrary herein, the Parties shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or in equity. The Parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

15.14    Interpretation.
15.14.1    Generally. This Agreement has been diligently reviewed by and negotiated by and between the Parties, and in such negotiations each of the Parties has been represented by competent (in-house or external) counsel, and the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.
15.14.2    Definitions; Interpretation.
(a)    The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined and, where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(b)    Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms.
(c)    The word “will” shall be construed to have the same meaning and effect as the word “shall.”
(d)    The words “including,” “includes,” “include,” “for example,” and “e.g.,” and words of similar import, shall be deemed to be followed by the words “without limitation.”
(e)    The word “or” shall be interpreted to mean “and/or,” unless the context requires otherwise.
(f)    The words “hereof,” “herein,” and “herewith,” and words of similar import, shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
(g)    Unless the context requires otherwise or otherwise specifically provided: (i) all references herein to Articles, Sections, or Schedules shall be construed to refer to Articles, Sections, or Schedules of this Agreement; and (ii) reference in any Section to any subclauses are references to such subclauses of such Section.
15.14.3    Subsequent Events. Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein); (b) any reference to any Applicable Law herein shall be construed as referring to such Applicable Law as from time to time enacted, repealed, or amended; and (c) subject to Section 15.4, any reference herein to any Person shall be construed to include the Person’s successors and assigns.
15.14.4    Headings. Headings, captions, and the table of contents are for convenience only and shall not be used in the interpretation or construction of this Agreement.
15.14.5    Prior Drafts. No prior draft of this Agreement shall be used in the interpretation or construction of this Agreement.
15.14.6    Independent Significance. Although the same or similar subject matter may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance, and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance, or content).
15.15    Further Assurances. Each Party shall execute, acknowledge, and deliver such further instruments, and do all such other ministerial, administrative, or similar acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.
15.16    Extension to Affiliates. Subject to Sections 7.6.2(b) and 15.4, Celgene shall have the right to extend the rights, licenses, immunities, and obligations granted in this Agreement to one (1) or more of its Affiliates. All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Celgene. Celgene shall remain fully liable for any acts or omissions of such Affiliates.
15.17    Celgene Parties. The Parties hereby acknowledge and agree that: (a) Celgene Corp. is the Celgene Party to this Agreement with respect to all rights and obligations under this Agreement in the United States; and (b) Celgene RIVOT is the Celgene Party to this Agreement with respect to all rights and obligations under this Agreement outside of the United States.
[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this LICENSE AGREEMENT to be executed by their respective duly authorized officers as of the Effective Date.

JOUNCE THERAPEUTICS, INC.	CELGENE CORPORATION

By: /s/ Richard Murray	By: /s/ David V. Elkins

Name: Richard Murray	Name: David V. Elkins

Title: Chief Executive Officer & President	Title: EVP & CFO
Solely with respect to the rights and obligations under this License Agreement outside of the United States (subject to Section 15.17) CELGENE RIVOT LLC By its managing member, Celgene RIVOT Ltd.

By: /s/ Kevin Mello

Name: Kevin Mello

Title: Manager

[Signature Page to License Agreement]

Schedule 1.71(a)

Jounce JTX-8064-Only Development and Manufacturing Agreements

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Schedule 1.71(a)

Schedule 1.71(b)

Jounce General Development and Manufacturing Agreements

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Schedule 1.71(b)

Schedule 1.77
Jounce Patents

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Schedule 1.77

Schedule 1.78
Jounce Upstream License Agreements

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Schedule 1.80

Schedule 1.80

Knowledge

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Schedule 1.80

Schedule [***]
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Schedule [***]

Schedule [***]
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Schedule [***]

Schedule 1.130

Transition Plan,

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Schedule 1.130

Schedule 6.4.2

Pre-Approved Third Party Transition Activities

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Schedule 6.4.2

Schedule 11.6.1

Form of Press Release

[Attached.]

Schedule 11.6.1

DRAFT

Jounce Therapeutics Announces Update on Strategic Collaboration with Celgene Corporation

- Celgene licenses JTX-8064, resulting in $50.0 million upfront payment to Jounce -

- Jounce retains full worldwide rights to vopratelimab, JTX‑4014 and all discovery programs -

- Company to host conference call and webcast today at 5:00 p.m. ET -

CAMBRIDGE, Mass., July 16, 2019 – Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical-stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers, today announced an update on its strategic collaboration with Celgene Corporation (NASDAQ: CELG), originally established in July 2016. Under the terms of a new license agreement, Celgene has licensed worldwide rights to JTX-8064, a, highly-selective, potential first-in-class antibody that targets the LILRB2 receptor on macrophages. Jounce retains full worldwide rights to its pipeline beyond JTX-8064, including vopratelimab, JTX-4014 and all discovery programs, as Jounce and Celgene have also entered into a mutual agreement to terminate their original strategic collaboration agreement.

Under the terms of the new license agreement for JTX-8064, Jounce receives a $50.0 million non-refundable license fee and is eligible to receive from Celgene up to $480 million in development, regulatory and commercial milestone payments, as well as royalties on potential worldwide sales. Celgene will be responsible for all development and commercialization of JTX-8064.

“We are grateful for Celgene’s investment and support of Jounce over the past three years as it has helped us grow our diversified pipeline and further enhance our translational science platform. We are proud of the many accomplishments we have achieved under the original agreement with Celgene and remain committed to developing innovative immunotherapies for patients with cancer,” said Richard Murray, Ph.D., chief executive officer and president of Jounce Therapeutics. “The discovery and development of JTX-8064 showcases the strength of our translational science platform, validating our approach to discovering novel immunotherapies for patients in need. We look forward to the advancement of JTX-8064 by Celgene. Most importantly, we retain full global rights to all of our other programs, including vopratelimab, giving Jounce greater flexibility to create value for patients and shareholders moving forward. In addition to our ongoing clinical development programs, we are also poised to expand our broader pipeline and advance additional novel immunotherapy programs based on our translational science platform.”

“We are pleased to have collaborated with Jounce for the last three years, and to continue our relationship with the licensing of worldwide rights to JTX-8064, a novel macrophage program coming from Jounce’s innovative, translational science platform,” said Robert Hershberg, executive vice president and head of business development of Celgene. “We look forward to advancing its development toward an IND filing.”

Schedule 11.6.1

Clinical Program Guidance:
Jounce is currently enrolling patients in the Phase 2 EMERGE clinical trial of vopratelimab in combination with ipilimumab in patients with non-small cell lung cancer or urothelial cancer who have progressed on or after PD-1/PD-L1 inhibitor therapies. Jounce expects to report preliminary efficacy data and biomarker relationships to clinical outcomes from EMERGE in 2020.

Jounce is also currently conducting a Phase 1 clinical trial of JTX-4014, its PD-1 inhibitor. This Phase 1 clinical trial is nearing completion, and Jounce remains on track to identify the recommended Phase 2 dose of JTX-4014 in 2019.

Revised Financial Guidance:
As a result of the changes to the Celgene strategic collaboration, Jounce now expects to record approximately $50.0 million in cash revenue in 2019 related to the license of JTX-8064 and approximately $98.0 million in non-cash revenue in 2019 representing the remaining recognition of the upfront payment received in July 2016.

Based on its operating and development plans Jounce continues to expect gross cash burn on operating expenses and capital expenditures for the full year 2019 to be approximately $80.0 million to $95.0 million.

Conference Call and Webcast Information:
Jounce Therapeutics will host a live conference call and webcast today at 5:00 p.m. ET. To access the conference call, please dial (866) 916-3380 (domestic) or (210) 874-7772 (international) and refer to conference ID 6684846. The live webcast can be accessed under "Events & Presentations" in the Investors and Media section of the company's website atwww.jouncetx.com. The webcast will be archived and made available for replay on the company’s website approximately two hours after the call and will be available for 30 days.

About Vopratelimab

Jounce’s lead product candidate, vopratelimab (formerly JTX-2011), is a clinical-stage monoclonal antibody that binds to and activates ICOS, the Inducible T cell COStimulator, a protein on the surface of certain T cells commonly found in many solid tumors. Vopratelimab was assessed in a Phase 1/2 clinical trial that we refer to as ICONIC. In the initial Phase 1/2 portion of ICONIC, vopratelimab was found to be safe and well-tolerated, both alone and in combination with nivolumab, an anti-PD-1 antibody. At the June 2018 annual meeting of the American Society of Clinical Oncology, we reported Response Evaluation Criteria in Solid Tumors, or RECIST, responses and other tumor reductions as determined by investigator assessment that were associated with an ICOS pharmacodynamic biomarker. We subsequently reported that these responses were durable, lasting six or more months and that all responders, as determined by investigator assessments, remained on study for more than one year. ICONIC also included dose-escalation Phase 1 portions to assess vopratelimab in combination with pembrolizumab, an anti-PD-1 antibody, and in combination with ipilimumab, an antibody that binds to CTLA-4 on certain T cells. This Phase 1 portion established the safety of vopratelimab in combination with each of ipilimumab and pembrolizumab.

Schedule 11.6.1

About JTX-4014

JTX-4014 is a well-characterized fully human IgG4 monoclonal antibody designed to block binding to PD-L1 and PD-L2. Jounce is developing JTX-4014 for potential use in combination with its pipeline of future product candidates. JTX-4014 is currently in Phase 1 clinical development, which is nearing completion.

About JTX-8064

JTX-8064 is an anti-Leukocyte Immunoglobulin Like Receptor B2 (LILRB2) antibody and is the first candidate to emerge from Jounce’s Translational Science Platform efforts that focuses on tumor-associated macrophages. Preclinical data presented at the 2019 American Association for Cancer Research Annual Meeting supports the development of JTX-8064 as a novel immunotherapy to reprogram immune-suppressive macrophages and enhance anti-tumor immunity.

About Jounce Therapeutics
Jounce Therapeutics, Inc. is a clinical-stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long lasting benefits to patients. Through the use of its Translational Science Platform, Jounce first focuses on specific cell types within the human tumor microenvironment to prioritize targets, and then identifies related biomarkers designed to match the right immunotherapy to the right patient. Jounce has two clinical product candidates, vopratelimab, a monoclonal antibody that binds to and activates ICOS and JTX-4014, a monoclonal antibody that binds to PD-1 and for potential use in combination with Jounce’s pipeline of future product candidates. In addition, Jounce is progressing numerous novel discovery stage programs. For more information, please visit www.jouncetx.com.

Forward-Looking Statements
Statements in this release concerning Jounce’s future expectations and plans, including without limitation, Jounce’s clinical development strategy may constitute forward looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which include words such as “believe,” “expect,” “aims,” “anticipates,” “intend,” “may,” “potential” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, as well as those risks more fully discussed in the section entitled “Risk Factors” in Jounce’s most recent annual report on Form 10-K or quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in Jounce’s subsequent filings with the U.S. Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 11.6.1

Investor Contact:
Komal Joshi
Jounce Therapeutics, Inc.
(857) 320-2523
kjoshi@jouncetx.com

Media Contact:
Gina Nugent
The Yates Network
(617) 460-3579
gina@theyatesnetwork.com

Schedule 11.6.1

Schedule 12.2

Exceptions to Representations and Warranties of Jounce

[Attached.]

Schedule 12.2

As described in Section 12.2(o):     Expired/Terminated Jounce Development and Manufacturing Agreements and Jounce Upstream License Agreements

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Schedule 12.2